Exhibit 10.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT VIR BIOTECHNOLOGY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT
between
AMUNIX PHARMACEUTICALS, INC.
and
VIR BIOTECHNOLOGY, INC.
Dated as of July 31, 2024

TABLE OF CONTENTS
Page
ARTICLE 2 GRANT OF RIGHTS; EXCLUSIVITY    20
2.1    Grants to Vir    20
2.2    Grants to Sanofi    22
2.3    Deblocking License Grants to Vir.    22
2.4    Subcontracting    23
2.5    Sublicenses    23
2.6    Exclusivity    24
2.7    Retention of Rights    25
2.8    No Implied Rights    25
2.9    Disclosure of Licensed Know-How; Wrong Pockets    25
2.10    Delivery of Licensed Materials    27
2.11    Sanofi Right of First Negotiation    28
2.12    Vir Right of First Negotiation    28
2.13    Hired Employees    29
2.14    Assumption of Merger Agreement Obligations    30
ARTICLE 3 TRANSITION, DEVELOPMENT AND REGULATORY    30
3.1    Transition.    30
3.2    Development    31
3.3    Reports    31
3.4    Records    32
3.5    Development Compliance    32
3.6    Regulatory    32
ARTICLE 4 MANUFACTURE AND SUPPLY    32
4.1    In General    32
4.2    Manufacturing Compliance.    33
4.3    Reimbursement of Certain Costs    33
4.4    Purchase of Equipment    33
ARTICLE 5 COMMERCIALIZATION    33
5.1    In General    33
5.2    Commercialization Diligence    33
5.3    Commercialization Compliance    33
5.4    Sales and Distribution    33
5.5    Product Trademarks    34
ARTICLE 6 PAYMENTS    34
6.1    Upfront Payment    34
6.2    Escrow Mechanics    34
6.3    Milestones    35
6.4    Royalties    38
6.5    Expiration of Royalty Term    40
6.6    Non-Passthrough Income    40
6.7    Mode of Payment; Currency Conversion    41
i

6.8    Taxes    41
6.9    Interest Rate for Late Payment    41
6.10    Financial Records    41
6.11    Audit    42
6.12    Audit Dispute    42
6.13    Confidentiality    42
ARTICLE 7 INTELLECTUAL PROPERTY    42
7.1    Ownership of Intellectual Property    42
7.2    Prosecution and Maintenance of Intellectual Property    43
7.3    Enforcement of Patents    45
7.4    Defense of Claims of Infringement by Third Parties    47
ARTICLE 8 PHARMACOVIGILANCE AND SAFETY    47
8.1    Global Safety Database    47
8.2    Pharmacovigilance Agreement(s)    47
ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE    47
9.1    Confidentiality Obligations    47
9.2    Permitted Disclosures    48
9.3    Use of Name    49
9.4    Press Releases    50
9.5    Publications    50
9.6    Certain Press Releases and Other Disclosures Prior to the Effective Date    50
9.7    Destruction of Confidential Information    51
ARTICLE 10 REPRESENTATIONS AND WARRANTIES    51
10.1    Mutual Representations and Warranties    51
10.2    Representations and Warranties of Sanofi    52
10.3    Covenants of Each Party    53
10.4    Covenants of Sanofi    53
10.5    DISCLAIMER OF WARRANTY    54
10.6    ADDITIONAL WAIVER    54
ARTICLE 11 INDEMNITY    54
11.1    Indemnification of Sanofi    54
11.2    Indemnification of Vir    54
11.3    Notice of Claim    55
11.4    Control of Defense    55
11.5    Limitation on Damages and Liability    56
11.6    Insurance    57
ARTICLE 12 TERM AND TERMINATION    57
12.1    Term    57
12.2    Termination of this Agreement for Material Breach    57
12.3    Termination by Vir for Convenience    58
12.4    Termination by Sanofi for Patent Challenge    58
12.5    Termination for Failure or Delay to Obtain Antitrust Clearance    58
12.6    Termination Upon Insolvency    59

12.7    Rights in Bankruptcy    59
12.8    Modification in Lieu of Termination    59
12.9    Consequences of Termination    59
12.10    Accrued Rights; Surviving Obligations    61
ARTICLE 13 GOVERNMENT APPROVALS    62
13.1    Efforts    62
13.2    Filings    62
13.3    Information Exchange    63
ARTICLE 14 MISCELLANEOUS    63
14.1    Force Majeure    63
14.2    Construction    64
14.3    Export Control    64
14.4    Assignment    64
14.5    Severability    65
14.6    Dispute Resolution    65
14.7    Governing Law, Jurisdiction, Venue and Service    65
14.8    Notices    66
14.9    Alliance Managers    67
14.10    Entire Agreement; Amendments    67
14.11    English Language    68
14.12    Equitable Relief    68
14.13    Waiver and Non-Exclusion of Remedies    68
14.14    No Benefit to Third Parties    68
14.15    Further Assurances    68
14.16    Relationship of the Parties    69
14.17    Performance by Affiliates    69
14.18    Representation by Legal Counsel    69
14.19    Counterparts    69

SCHEDULES

Schedule 1.17        Anti-PSMA Binding Domain Sequence Exclusions
Schedule 1.100        Licensed Amunix Sub-Platform Patents
Schedule 1.102        Licensed Amunix XTEN Platform Patents
Schedule 1.106        Licensed Know-How
Schedule 1.111        Licensed Product Patents
Schedule 1.124        Amino Acid Sequences of Named Compounds
Schedule 1.127        Baseball Arbitration Procedure
Schedule 1.130         Offered Employees
Schedule 1.138        Pending Review Know-How
Schedule 2.9.1(i)    Excluded Wrong Pockets Know-How
Schedule 4.3        Costs for Reimbursement
Schedule 7.2.3         Minimum Prosecution Countries

EXHIBITS

Exhibit 1.23        Assignment and Assumption Agreement
Exhibit 1.67        Equipment Bill of Sale
Exhibit 1.70        Escrow Agreement
Exhibit 1.194        Transition Plan
Exhibit 9.4        Press Release

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made and entered into as of July 31, 2024 (the “Execution Date”) by and between Amunix Pharmaceuticals, Inc., a Delaware corporation, having corporate offices located at 2 Tower Pl #1100, South San Francisco, California, 94080 (“Sanofi”) and Vir Biotechnology, Inc., a Delaware corporation, having corporate offices located at 1800 Owens Street, Suite 900, San Francisco, CA 94158 (“Vir”). Sanofi and Vir are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, Sanofi is a pharmaceutical company engaged in the research, development, manufacturing, marketing, and distribution of biopharmaceutical products;
WHEREAS, Vir is an immunology company focused on combining cutting-edge technologies to treat and prevent serious infectious diseases and other serious conditions, including viral-associated diseases; and
WHEREAS, Sanofi desires to grant, and Vir desires to obtain, certain licenses and other rights to Exploit compounds and products, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.A“20-1846 Family” means the Patents identified as the 20-1846 Patent family by the inclusion of “20-1846” in the corresponding Sanofi Ref. No. identified in Schedule 1.100 (Licensed Amunix Sub-Platform Patents).
1.B“Accountant” has the meaning set forth in Section 6.12 (Audit Dispute).
1.C“Accounting Standards” means the then-current version financial reporting standards followed by Vir, its Affiliate or Sublicensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case consistently applied.
1.D“Acquisition Date” means the date of closing under the Merger Agreement.
1.E“Active Pathogen Infection” means an infection in a patient in which the pathogen is detectable in the patient but not dormant.
1.F“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.G“Agreement” has the meaning set forth in the preamble hereto.
1.H“Amunix Platform” means all accessory-modified polypeptides that (a) include at least one accessory polypeptide, and (b) include at least one biologically active polypeptide, wherein at least one accessory polypeptide of clause (a) and/or at least one biologically active polypeptide of clause (b) includes or uses at least one Licensed XTEN, anti-XTEN Antibody, Protease-Cleavable Linker, Barcode, anti-HER2 Binding Domain, anti-EGFR Binding Domain, anti-PSMA Binding Domain, anti-CD3 Binding Domain, or Non-XTEN Activatable T Cell Engager Technology, that (i) are Controlled by Sanofi or its Affiliates as of the Effective Date and (ii) are based on the proprietary technology acquired by Sanofi pursuant to the Merger Agreement, excluding, in each case, antibody discovery technology, cell strains (including mammalian and E. coli strains), Nanobody® technology (including any VHH-related technology created or owned by one or more Sanofi Affiliates), any masks other than Licensed XTENs [***], Fc modification technology, any active moiety that is not in a Named Compound and is not solely owned by Sanofi as of the Effective Date, manufacturing technology that is not solely owned by Sanofi as of the Effective Date, and antibodies and binding fragments thereof that are not solely owned by Sanofi as of Effective Date.
1.I“Amunix Site Employees” means full-time employees whose designated, full-time work location is at 2 Tower Pl #1100, South San Francisco, California, 94080 and any full-time employee under the direct management thereof. For clarity, Amunix Site Employees includes the Offered Employees.
1.J“AMX-500” means the fusion protein identified by the amino acid sequence set forth on Schedule 1.124 (Amino Acid Sequences of Named Compounds), known as AMX-500.
1.K“AMX-525” means the fusion protein identified by the amino acid sequence set forth on Schedule 1.124 (Amino Acid Sequences of Named Compounds), known as AMX-525.
1.L“AMX-818” means the fusion protein identified by the amino acid sequence set forth on Schedule 1.124 (Amino Acid Sequences of Named Compounds), known as AMX-818.
1.M“AMX-912” means the fusion protein identified by the amino acid sequence set forth on Schedule 1.124 (Amino Acid Sequences of Named Compounds), known as AMX-912.
1.N“anti-CD3 Binding Domain” means any antibody or fragment thereof that specifically binds CD3 having a sequence that is 90% Homologous to a sequence identified as an anti-CD3 antibody sequence or fragment sequence thereof disclosed in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.O“anti-EGFR Binding Domain” means any antibody or fragment thereof that specifically binds EGFR having a sequence that is 90% Homologous to a sequence identified as an anti-EGFR antibody sequence or fragment sequence thereof disclosed in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.P“anti-HER2 Binding Domain” means any antibody or fragment thereof that specifically binds HER2 having a sequence that is 90% Homologous to a sequence identified as an anti-HER2 antibody sequence or fragment sequence thereof disclosed in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.Q“anti-PSMA Binding Domain” means any antibody or fragment thereof that specifically binds PSMA having a sequence that is 90% Homologous to a sequence identified as an anti-PSMA antibody sequence or fragment sequence thereof disclosed in (a) any Licensed Patent; or (b) any Licensed Know-How, excluding any anti-PSMA antibody sequence or fragment sequence thereof comprising any VHH technology created or owned by one or more Affiliates of Sanofi set forth in Schedule 1.17 (Anti-PSMA Binding Domain Sequence Exclusions).
1.R“anti-XTEN Antibody” means an antibody that specifically binds a Licensed XTEN having a sequence that is 90% Homologous to a sequence identified as an anti-XTEN antibody sequence in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.S“Antitrust Clearance Date” means the earliest date on which all applicable (i) waiting periods under the HSR Act and any comparable waiting periods as required under any other Antitrust Law, in each case, with respect to the transactions contemplated by this Agreement, have expired or have been terminated and (ii) authorizations, consents or approvals, in respect of any HSR/Antitrust Filings have been obtained or made.
1.T“Antitrust Law” means any Applicable Law that is designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act.
1.U“Antitrust Remedy” is defined in Section 13.1 (Efforts).
1.V“Applicable Law” means all applicable laws, rules, and regulations of any Governmental Authority, including any rules, regulations, guidelines (including Good Clinical Practices, Good Laboratory Practices and Goods Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.
1.W“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement entered into by the Parties as of the Effective Date, attached hereto as Exhibit 1.23 (Assignment and Assumption Agreement).
1.X“Background IP” means has the meaning set forth in Section 7.1.2 (Background IP).
1.Y“Barcode” means any polypeptide fragment, occurring within a polypeptide chain, wherein the fragment is at least [***] amino acids long, occurs only once within the polypeptide chain, is releasable from the polypeptide chain by digestion with a non-mammalian protease, and is 90% Homologous to a sequence identified as a barcode in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.Z“Biosimilar Launch” means, with respect to a Licensed Product or Vir Program Product in a country or jurisdiction, the first sale of a Biosimilar Product intended for end use or consumption of such Biosimilar Product in such country or jurisdiction after Regulatory Approval for the Biosimilar Product in such country or jurisdiction has been granted.
1.AA“Biosimilar Product” means, with respect to a Licensed Product or Vir Program Product in a country or jurisdiction, any product Commercialized by a Third Party that (a) has been granted a Regulatory Approval as a biosimilar or interchangeable product by the FDA pursuant to Section 351(k) of the PHSA (42 U.S.C. § 262(k)), or has been granted a Regulatory Approval that otherwise references or relies on such Licensed Product or Vir Program Product; (b) has been granted a Regulatory Approval in the E.U. or any member state thereof as a generic medicinal product or a similar biological medicinal product with the Licensed Product as the reference medicinal product pursuant to Article 10 of Directive 2001/83/EC; or (c) has otherwise received Regulatory Approval as a generic, biosimilar or interchangeable product from any applicable Regulatory

Authority in such country or jurisdiction, including by referencing or relying on Regulatory Approvals (or Data therein) of such Licensed Product or Vir Program Product.
1.AB“BLA” means a biologic license application under the PHSA.
1.AC“BPCIA” means the Biologics Price Competition and Innovation Act of 2009.
1.AD“Breaching Party” has the meaning set forth in Section 12.2 (Termination of this Agreement for Material Breach).
1.AE“Business Day” means any day other than (a) a Saturday or Sunday or (b) any day on which commercial banks in (i) San Francisco, California, or (ii) Paris, France, are authorized or required by Applicable Law to remain closed.
1.AF“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1.
1.AG“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.
1.AH“Change of Control” means, with respect to a Person, (a) the acquisition by a Third Party (other than acquisitions by employee benefit plans sponsored or maintained by such Person) of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Person, whether in one transaction or a series of related transactions, but excluding the issuance of shares in financing transactions, including any venture capital financing or any public offering; (b) a merger or consolidation under Applicable Law of such Person with a Third Party in which the shareholders of such Person immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (c) a sale or other disposition of all or substantially all of the assets of such Person to a Third Party in one transaction or a series of related transactions.
1.AI“Clinical Data” means all data (including detailed patient-level data), reports, analyses, results, case report forms, adverse event reports, trial records, and other information (including all protocols, methods, processes, practices, formulae, instructions, techniques, and procedures) with respect to the Licensed Compound and the Licensed Products made, collected, or otherwise generated under or in connection with the Clinical Studies.
1.AJ“Clinical Studies” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, “Clinical Study” includes any Phase 1 Clinical Study, Phase 1/2 Clinical Study, Phase 2 Clinical Study, and Phase 3 Clinical Study.
1.AK“Co-Exclusive” means, with respect to the license granted by Sanofi pursuant to Section 2.1.3 (Co-Exclusive License to Vir Program Co-Exclusive Compounds and the Vir Program Co-Exclusive Products), that Vir, its Affiliates, and its Sublicensees shall be the only Persons who may practice the Licensed IP to Exploit a Co-Exclusive Compound or Co-Exclusive Product arising from use of the Amunix Platform in the Territory in the Platform License Field other than: (a) Sanofi and its Affiliates and their respective subcontractors in connection with Exploiting Co-Exclusive Compounds and Co-Exclusive Products, (b) any Third Party or its subcontractors in connection with a collaboration, partnership, or joint-venture transaction with Sanofi or its Affiliates for the purpose of Exploiting such Co-Exclusive Compounds or Co-Exclusive Products, and (c) subject to Section 2.12 (Vir First Right of Negotiation), any Third Party (or its subcontractors) to which Sanofi or its Affiliates licenses or otherwise transfers Exploitation rights for any such Co-Exclusive Compound or Co-Exclusive Product in any country or territory after Sanofi and its Affiliates has discontinued or has decided to discontinue all or substantially all Research, Development, and Commercialization activities with respect to such Co-Exclusive Compound or Co-Exclusive Product in such country or territory (such license or other transfer referenced in this clause (c), a “Co-Exclusive ROFN Transaction”).
1.AL“Co-Exclusive Compound” means any compound that (a) includes at least one Co-Exclusive Platform Component, and (b) does not include a Licensed XTEN.
1.AM“Co-Exclusive Platform Component” means (i) a Protease-Cleavable Linker that is at least [***] amino acids long, (ii) a Barcode, (iii) an anti-EGFR Binding Domain having an amino acid sequence that is identical to the amino acid sequence of the anti-EGFR Binding Domain in AMX-525, (iv) an anti-PSMA Binding Domain created by or on behalf of Sanofi prior to the Acquisition Date, or (v) an anti-CD3 Binding Domain having an amino acid sequence that is identical to the amino acid sequence of the anti-CD3 Binding Domain in a Named Compound.
1.AN“Co-Exclusive Product” means any pharmaceutical preparation containing a Co-Exclusive Compound alone or in combination with one or more additional active ingredients.
1.AO“Co-Exclusive ROFN Data Package” has the meaning set forth in Section 2.12.3 (Co-Exclusive ROFN Data Package).
1.AP“Co-Exclusive ROFN Negotiation Period” has the meaning set forth in Section 2.12.4 (Co-Exclusive ROFN Negotiation Period).
1.AQ“Co-Exclusive ROFN Notice” has the meaning set forth in Section 2.12.2 (Co-Exclusive ROFN Notice).
1.AR“Co-Exclusive ROFN Transaction” has the meaning set forth in Section 1.37 (Co-Exclusive).
1.AS“Combination Product” means a Licensed Product or Vir Program Product that consists of or contains (a) a Licensed Compound or Vir Program Compound (as applicable) together with (b) one or more other active ingredients that is/are not Licensed Compounds or Vir Program Compounds (as applicable), and wherein (a) and (b) are sold either as a fixed dose or as separate doses in a single package for a single price or as separately packaged products invoiced for a single price.
1.AT“Commercialization” means, with respect to a product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion and sale of such product after Regulatory Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such product for commercial sale, conducting Clinical Studies that are not required to obtain or maintain Regulatory Approval for such product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies, and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.
1.AU“Commercially Reasonable Efforts” means, [***].
1.AV“Competitive Infringement” means with respect to Infringement of a Patent Covering a Commercialized Licensed Product or Vir Program Product, enforcement pursuant to Section 7.3 (Enforcement of Patents), where the product allegedly infringing such Patent is a Biosimilar Product or is a Commercialized product otherwise directed to the same target or targets as such a Licensed Product or Vir Program Product.
1.AW“Complaining Party” has the meaning set forth in Section 12.2 (Termination of this Agreement for Material Breach).
1.AX“Compound Blocking IP” means any Patent, excluding Licensed Patents, Controlled by Sanofi or its Affiliates as of the Effective Date or during the Term Covering (i) the composition of a Named Compound; (ii) the composition or formulation used by Sanofi as of the Effective Date for a Licensed Product containing such Named Compound; (iii) a method of Manufacture used by Sanofi as of the Effective Date to produce actual clinical supply of a Named Compound or a Licensed Product containing such Named Compound; (iv) a method of using a Named Compound in vivo used by Sanofi as of the Effective Date; or (v) a Research Tool used by Sanofi as of the Effective Date to Research a Named Compound or a Licensed Product containing such Named Compound.
1.AY“Compound License Field” means all therapeutic, prophylactic, palliative, and diagnostic uses, excluding the Ophthalmological Field.
1.AZ“Confidential Information” has the meaning set forth in Section 9.1 (Confidentiality Obligations).
1.BA“Control” means, with respect to any property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 (Grants to Vir) and Section 2.2 (Grants to Sanofi)), to assign or grant a license, sublicense, or other right to or under such property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
1.BB“Cover” means, in reference to a particular subject matter (such as a composition of matter, method, or process) and a Patent in a particular country or other jurisdiction, that such subject matter meets or practices all elements or limitations of at least one (1) claim (as interpreted under principles of patent law in such country or jurisdiction or, in the case of applications filed under the Patent Cooperation Treaty, in the jurisdiction of the international searching authority) of such Patent.
1.BC“Data” means all data, information, analyses, and results, whether in raw or aggregate form, including preclinical data, in vitro and in vivo data, in silico data, Clinical Data, regulatory, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, and quality control data.
1.BD“Derivative Compound” means, (a) with respect to a Named Compound containing a single polypeptide chain, any fusion protein containing an amino acid sequence that is 90% Homologous to the amino acid sequence of such Named Compound; and (b) with respect to a Named Compound containing two (2) polypeptide chains, any fusion protein containing two (2) polypeptide chains in which each polypeptide chain contains an amino acid sequence that is 90% Homologous to the amino acid sequence of the corresponding polypeptide chain of such Named Compound and, in each case ((a) and (b)), containing the same number of XTENs as such Named Compound.
1.BE“Derived Patent” means any Patent filed by or on behalf of Vir, its Affiliates, or its or their Sublicensees after the Effective Date but before the First Commercial Sale of the first Licensed Product or Vir Program Product, the claims of which are supported by any Licensed Know-How, excluding (i) Patents directed to any compound or uses thereof arising from the Exploitation by or on behalf of Sanofi, its Affiliates, or licensees of the Amunix Platform other than a Licensed Compound and (ii) with respect to Licensed Know-How created after the Acquisition Date, Patents directed to the production, manufacture, processing, formulating (excluding pharmaceutical formulations for in vivo administration), filling, finishing, packaging, labeling, shipping, holding, manufacture process development, stability testing, quality assurance, or quality control of a compound or product or any intermediate thereof.
1.BF“Development” means, with respect to a product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Studies, statistical analysis and report writing, the preparation and submission of applications for Regulatory Approvals, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such product. When used as a verb, “Develop” means to engage in Development.
1.BG“Development and Regulatory Milestone Event” has the meaning set forth in Section 6.3.1 (Development and Regulatory Milestones).
1.BH“Development and Regulatory Milestone Payment” has the meaning set forth in Section 6.3.1 (Development and Regulatory Milestones).
1.BI“Disclosing Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).
1.BJ“Dispute” has the meaning set forth in Section 14.6.1 (Executive Negotiations).
1.BK“Distributors” means any Person appointed by Vir or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product with or without packaging rights, in one or more countries or other regions in the Territory, in circumstances where such Person purchases its requirements of Licensed Product from Vir or its Affiliates or its or their Sublicensees but does not otherwise make any royalty or other payment to Vir or its Affiliates or its or their Sublicensees with respect to its intellectual property rights with respect to such Licensed Product.
1.BL“DOJ” has the meaning set forth in Section 13.2 (Filings).
1.BM“Dollars” or “$” means United States Dollars.
1.BN“Effective Date” means (a) if a determination is made pursuant to Section 13.2 (Filings) that no HSR/Antitrust Filing is required to be made under any Antitrust Law for this Agreement, the date that is three (3) Business Days after the date of such determination; and (b) if a determination is made pursuant to Section 13.2 (Filings) that an HSR/Antitrust Filing is required to be made under any Antitrust Law for this Agreement, date that is three (3) Business Days after the Antitrust Clearance Date.

1.BO“Equipment Bill of Sale” means that certain bill of sale with respect to the Purchased Equipment attached hereto as Exhibit 1.67 (Equipment Bill of Sale).
1.BP“Escalation Notice” has the meaning set forth in Section 14.6.1 (Executive Negotiations).
1.BQ“Escrow Agent” means [***], or any successor thereto in accordance with the Escrow Agreement.
1.BR“Escrow Agreement” means that certain Escrow Agreement, of even date herewith, by and between Sanofi, Vir, and the Escrow Agent, attached hereto as Exhibit 1.70 (Escrow Agreement).
1.BS“Escrowed Payment” has the meaning set forth in Section 6.1 (Upfront Payment).
1.BT“Exclusion Period” has the meaning set forth in Section 2.6.3(i) (Exclusion Period Restrictions).
1.BU“Execution Date” has the meaning set forth in the preamble hereto.
1.BV“Executive Officer” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.
1.BW“Exploit” means Research, Develop, Manufacture, perform medical affairs activities for, Commercialize, or otherwise use or exploit. “Exploitation” will be construed accordingly.
1.BX“FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.BY“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act.
1.BZ“First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale that constitutes a Net Sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the application for Regulatory Approval for such Licensed Product in such country.
1.CA“For Cause Audit” has the meaning set forth in Section 2.6.3(ii) (Audit Right).
1.CB“Force Majeure Event” has the meaning set forth in Section 14.1 (Force Majeure).
1.CC“FTC” has the meaning set forth in Section 13.2 (Filings).
1.CD[***].
1.CE“Governmental Authority” means any court, agency, department, authority, or other instrumentality of any supra-national, federal, national, regional, state, provincial, county, city, local or other political subdivision, including any relevant Regulatory Authority.
1.CF“Hire Date” has the meaning set forth in Section 2.13.1 (Offers).
1.CG“Hired Employee” has the meaning set forth in Section 2.13.1 (Offers).

1.CH“Homologous” means, with respect to two sequences, that such sequences are identical or contain at least the percentage amino acid sequence identity specified in the use of such term when determined across the full length of the longer of the two (2) sequences. For example, a reference to “90% Homologous” means, with respect to two sequences, that such sequences are identical or contain at least 90% amino acid sequence identity when determined across the full length of the longer of the two (2) sequences.
1.CI“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).
1.CJ“HSR/Antitrust Filing” means: (a) a filing by Vir and a filing by Sanofi with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act), together with all required documentary attachments thereto; or (b) any comparable filing by Vir or Sanofi required under any other Antitrust Law, in each case ((a) or (b)), with respect to the transactions contemplated by this Agreement.
1.CK“IND” means an investigational new drug application (including any addition, extension, modification, amendment, or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312. References herein to IND will include, to the extent applicable, any non-US counterpart of the foregoing filed with a Regulatory Authority for the investigation of a product in any country or group of countries (such as a Clinical Trial Application in the EU) outside the U.S. in conformance with the requirements of such Regulatory Authority.
1.CL“Indemnification Claim Notice” has the meaning set forth in Section 11.3 (Notice of Claim).
1.CM“Indemnified Party” has the meaning set forth in Section 11.3 (Notice of Claim).
1.CN“Indemnifying Party” has the meaning set forth in Section 11.3 (Notice of Claim).
1.CO“Infectious Disease Field” means all (a) therapeutic, prophylactic, palliative, and diagnostic uses to (i) reduce or halt the spread of, kill, or otherwise inhibit the replication of a pathogen using a compound that specifically binds to the pathogen, or (ii) inhibit a toxin that is produced by a pathogen using a compound that specifically binds to the toxin, and/or (b) therapeutic uses to treat an Active Pathogen Infection by administering to a patient who has an Active Pathogen Infection a compound that directs the immune system of the patient to reduce or halt the spread of, kill, or otherwise inhibit the replication of the pathogen, excluding applications where the primary benefit and goal is something other than to clear the Active Pathogen Infection, in the case of (a) and (b), wherein the pathogen is a virus, a prokaryote, a protozoan, prion, or a fungus. For the avoidance of doubt, the Infectious Disease Field excludes (x) all passive and active immunization uses and (y) all uses relating to immunology other than (b).
1.CP“Inflation Reduction Act” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia).
1.CQ“Infringement” has the meaning set forth in Section 7.3.1 (Notice).
1.CR“Infringement Notice” has the meaning set forth in Section 7.3.1 (Notice of Infringement Claim).
1.CS“Invoiced Sales” has the meaning set forth in Section 1.127 (Net Sales)

1.CT“Joint Platform Improvement IP” means any intellectual property developed or invented jointly by or on behalf of the Parties between the Effective Date and [***] that is directed to Protease-Cleavable Linkers having improvements and modifications that have been made in whole or in part using experiments in which such Protease-Cleavable Linkers were conjugated to Licensed XTENs.
1.CU“Know-How” means non-public technical or scientific information, including Data, amino acid sequences, nucleotide sequences, chemical structures, chemical sequences, formulas, methods, processes, procedures, practices, protocols, techniques, discoveries, inventions (whether patentable or not), specifications, designs, trade secrets, and supply chain sources, as well as any of the foregoing included or referenced in Regulatory Documentation.
1.CV“Lab Notebook Information” has the meaning set forth in Section 2.9.1(iii) (Lab Notebooks).
1.CW“Lab Notebook Know-How” has the meaning set forth in Section 2.9.1(iii) (Lab Notebooks).
1.CX“Licensed Amunix Sub-Platform Patent” means the patent families listed in Schedule 1.102 (Licensed Amunix Sub-Platform Patents).
1.CY“Licensed Amunix XTEN Platform Patent” means the patent families listed in Schedule 1.103 (Licensed Amunix XTEN Platform Patents).
1.CZ“Licensed Compound” means each Named Compound and Derivative Compound.
1.DA“Licensed IP” means the Licensed Patents and Licensed Know-How.
1.DB“Licensed Know-How” means the Know-How listed on Schedule 1.106 (Licensed Know-How) (and subject to the limitations set forth therein) and all (i) Clinical Data with respect to the Sanofi Ongoing Clinical Studies that is transferred to Vir pursuant to the Transition Plan, (ii) information included in the global safety database and other safety or pharmacovigilance data necessary for the Sponsorship Transfer that is transferred to Vir pursuant to the Transition Plan, (iii) Pending Review Know-How as redacted or otherwise adjusted in accordance with Section 2.9.1(ii) (Pending Review Know-How), and (iv) Lab Notebook Know-How in accordance with Section 2.9.1(iii) (Lab Notebooks), excluding, in each case of (i) through (iv), any information that has been publicly disclosed or made publicly available and is incorporated or included in such Know-How.
1.DC“Licensed Materials” means all quantities of formulated clinical Licensed Compound or Licensed Product in Sanofi’s possession or control that exist as of the Effective Date, to be set forth with more specificity in the Transition Plan.
1.DD“Licensed Patent” means each Licensed Product Patent and the Licensed Platform Patent.
1.DE“Licensed Platform Patent” means each Licensed Amunix Sub-Platform Patent and Licensed Amunix XTEN Platform Patent.
1.DF“Licensed Product” means any pharmaceutical preparation containing a Licensed Compound, alone or in combination with one or more additional active ingredients.
“Licensed Product Patent” means the patent families listed in Schedule 1.111 (Licensed Product Patents).

1.DG“Licensed XTEN” means any hydrophilic, non-naturally occurring polypeptide that has a low degree of or no secondary or tertiary structure under physiologic conditions (a) comprising a sequence identified as an unstructured recombinant polypeptide, XTEN, or ELNN sequence in (i) any Licensed Patent or (ii) any Licensed Know-How; or (b) comprising a substantially non-repetitive sequence that is at least 50% Homologous to a sequence described in (a), and wherein at least 90% of the amino acids in such sequence are selected from 4 or more of G, A, P, E, S, or T, in the case of (a) and (b), excluding a Barcode or Protease-Cleavable Linker.
1.DH“Losses” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).
1.DI“MAA” means a marketing authorization application filed with the European Medicines Agency (and any successor agency thereto) pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.DJ“Major Market Territory” means [***].
1.DK“Manufacture” and “Manufacturing” means, with respect to a product, all activities related to the production, manufacture, processing, formulating, filling, finishing, packaging, labeling, shipping, holding, manufacture process development, stability testing, quality assurance, or quality control of such product or any intermediate thereof.
1.DL“Manufacturing Documentation” means, with respect to any Licensed Materials, the certificates of analysis and similar documentation in Sanofi’s possession and Control, as agreed to by the Parties in the Transition Plan.
1.DM“Medicare Price” means, with respect to a Licensed Product or Vir Program Product, (a) for a covered Part D drug, the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or MA-PD plans for such Licensed Product or Vir Program Product during the plan year immediately prior to the Selected Drug Publication Date or (b) for a Licensed Product or Vir Program Product for which payment may be made under part B of title XVIII of the Social Security Act, the average payment amount under section 1847A(b)(4) of the Social Security Act across the four calendar quarters immediately prior to the Selected Drug Publication Date.
1.DN“Merger Agreement” means that certain Agreement and Plan to Merger, dated December 20, 2021, between Sanofi and certain seller entities.
1.DO“Milestone Event” means each of the events identified as a milestone event in Section 6.3.1 (Development and Regulatory Milestones) or Section 6.3.2 (Sales Milestones), as applicable.
1.DP“Milestone Payment” means a Development and Regulatory Milestone Payment or Sales Milestone Payment, as applicable.
1.DQ“Milestone Period” has the meaning set forth in Section 3.3 (Reports).
1.DR“Monetization Partner(s)” has the meaning set forth in Section 14.4.1 (Assignment).
1.DS“Named Compound” means each of AMX-818, AMX-500, AMX-525, and AMX-912.

1.DT“Named Compound Deblocking License” has the meaning set forth in Section 2.3.1 (Named Compounds).
1.DU“Negotiation Period” has the meaning set forth in Section 2.11.4 (Negotiation Period).
1.DV“Net Sales” means, for any period, the gross amount invoiced by Vir, its Affiliates or its or their Sublicensees (each, a “Selling Party”) for the sale of a Licensed Product or Vir Program Product to Third Parties (including Distributors) (the “Invoiced Sales”), less deductions for:
[***];
[***];
[***];
[***];
[***];
[***];
[***];
[***].
[***].
[***].
[***].
[***].
1.DW“Non-Passthrough Income” [***]
1.DX“Non-XTEN Activatable T Cell Engager Technology” [***].
1.DY“Offered Employee” means each individual listed on Schedule 1.130 to whom an offer of employment is or was made by Vir.
1.DZ“Oncology Field” means all therapeutic, prophylactic, palliative, and diagnostic uses to treat any indication characterized by malignant cellular proliferation, including solid or liquid malignancies (including primary and metastatic tumors), and lymphoid and myeloid neoplasms.
1.EA“Ophthalmological Field” means all pharmaceutical and medical uses to treat ophthalmological diseases (however excluding systemic applications), and diagnostic uses to diagnose, ophthalmological diseases and disorders.
1.EB“Outside Date” means that date that is nine (9) months after the date upon which the last HSR/Antitrust Filing has been submitted by each Party to a Governmental Authority in relation to the Agreement.

1.EC“Party” and “Parties” each has the meaning set forth in the preamble hereto.
1.ED“Patent Challenge” has the meaning set forth in Section 12.4 (Termination by Sanofi for Patent Challenge).
1.EE“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).
1.EF“Payments” has the meaning set forth in Section 6.8 (Taxes).
1.EG“Pending Review Know-How” means the Know-How set forth in Schedule 1.138.
1.EH“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.EI“Phase 2 Clinical Study” means a Clinical Study of product that meets the definition of a Phase 2 clinical trial as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country where such Clinical Study is conducted.
1.EJ“Phase 3 Clinical Study” means a Clinical Study of product that meets the definition of a Phase 3 clinical trial as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country where such Clinical Study is conducted.
1.EK“PHSA” means the United States Public Health Service Act.
1.EL“Platform Blocking IP” means any Patent Controlled by Sanofi or its Affiliates as of the Effective Date Covering a Platform Deblocking Component, excluding Licensed Patents.
1.EM“Platform Deblocking Component” means
(i)a Licensed XTEN having an amino acid sequence that is at least [***] amino acids long and is 90% Homologous to an amino acid sequence of a polypeptide identified as an unstructured recombinant polypeptide, XTEN, or ELNN sequence in (a) any Licensed Patent, or (b) any Licensed Know-How,
(ii)an anti-XTEN Antibody having an amino acid sequence that is identical to an amino acid sequence of a polypeptide identified as an anti-XTEN antibody in (a) any Licensed Patent; or (b) any Licensed Know-How,
(iii)a Protease-Cleavable Linker that is at least [***] amino acids long,

(iv)a Barcode,
(v)an anti-HER2 Binding Domain created by or on behalf of Sanofi prior to the Acquisition Date having an amino acid sequence that is identical to an amino acid sequence of a polypeptide identified as an anti-HER2 binding domain in (a) any Licensed Patent; or (b) any Licensed Know-How,
(vi)an anti-EGFR Binding Domain created by or on behalf of Sanofi prior to the Acquisition Date having an amino acid sequence that is identical to an amino acid sequence of a polypeptide identified as an anti-EGFR binding domain in (a) any Licensed Patent; or (b) any Licensed Know-How,
(vii)an anti-PSMA Binding Domain created by or on behalf of Sanofi prior to the Acquisition Date having an amino acid sequence that is identical to an amino acid sequence of a polypeptide identified as an anti-PSMA binding domain in (a) any Licensed Patent; or (b) any Licensed Know-How, or
(viii)an anti-CD3 Binding Domain created by or on behalf of Sanofi prior to the Acquisition Date having an amino acid sequence that is identical to an amino acid sequence of a polypeptide identified as an anti-CD3 binding domain in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.EN“Platform Deblocking License” has the meaning set forth in Section 2.3.2 (Amunix Platform).
1.EO“Platform Improvement IP” means, collectively, the Sanofi Platform Improvement IP, Vir Platform Improvement IP, and Joint Platform Improvement IP.
1.EP“Platform License Field” means all therapeutic, prophylactic, palliative, and diagnostic uses in the Infectious Disease Field and Oncology Field in humans, excluding (a) the Ophthalmological Field, [***].
1.EQ“Proposed Publication” means any public disclosure, other than a Patent, in any form or format proposed by or on behalf of a Party that includes any Confidential Information of the other Party (including the Licensed Know-How), including any scientific publications relating to or supportive of the Licensed Products, whether or not peer-reviewed, such as abstracts, manuscripts, commentaries, letters to the editor, review-articles, book-chapters, or pre-prints.
1.ER“Prosecution” has the meaning set forth in Section 7.2.2 (Licensed Product Patents).
1.ES“Protease-Cleavable Linker” means any polypeptide that is at least [***] amino acids long and is 90% Homologous to a sequence identified as a protease-cleavable linker (including such protease-cleavable linkers referred to as release segments) in (a) any Licensed Patent; or (b) any Licensed Know-How.
1.ET“Publishing Party” has the meaning set forth in Section 9.5.1 (Prior Review).
1.EU“Purchased Equipment” means the equipment described on Schedule 1 to the Equipment Bill of Sale.
1.EV“Receiving Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).
1.EW“Regulatory Approval” means any approval from a Regulatory Authority necessary for the distribution, pricing, reimbursement, marketing, and sale of a product in the jurisdiction of such Regulatory

Authority, including a BLA in the U.S., MAA in the E.U. or a marketing authorization by the Japanese Ministry of Health, Labour and Welfare or Pharmaceuticals and Medical Devices Agency in Japan.
1.EX“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound, Licensed Product, Vir Program Compound, or Vir Program Product in the Territory.
1.EY“Regulatory Documentation” means all (a) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including all Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files and (c) Clinical Data and any other Data contained in any of the foregoing, in each case ((a), (b), and (c)), relating to the Licensed Product or Vir Program Product.
1.EZ“Regulatory Exclusivity” means any period of data or market exclusivity granted or otherwise authorized by a Regulatory Authority in respect of a Licensed Product or Vir Program Product, other than as a result of a Patent, that prohibits a Person from (a) relying on Data generated by or on behalf of a Party with respect to such Licensed Product or Vir Program Product in an application for regulatory approval of a Biosimilar Product, or (b) Commercializing a Biosimilar Product, including reference product exclusivity under Section 351(k)(7) of the PHSA (21 U.S.C. § 262(k)(7))and all equivalents of any of the foregoing in another country.
1.FA“Research” means any pre-clinical research activities (including target validation, drug discovery, identification, or synthesis) with respect to a given target, pharmaceutical product, biological product, or active pharmaceutical or biological ingredient with respect to the foregoing. When used as a verb, “Research” means to engage in Research.
1.FB“Research Tool” means an antibody, reagent, engineered cell line, assay or similar material used for in vitro analysis in connection with Research, and excludes any material intended to be used in vivo or in Manufacturing.
1.FC“Restricted Period” has the meaning set forth in Section 2.13.4 (Non-Solicitation).
1.FD“Reverse Royalty Term” means for each Reversion Product, on a product-by-product and country-by-country basis, the period commencing upon First Commercial Sale of a Reversion Product in a country until the latest of (a) twelve (12) years after the First Commercial Sale of such Reversion Product in such country, (b) the expiration of the last to expire Valid Claim of a Patent within the Reversion IP (excluding any Derived Patent) that Covers such Reversion Product in such country, and (c) expiration of any Regulatory Exclusivity for such Reversion Product in such country (with the terms “First Commercial Sale” and “Regulatory Exclusivity” and any defined terms referenced directly or indirectly in such definitions to be adjusted mutatis mutandis to apply to Sanofi and the Reversion Product).
1.FE“Reversion IP” means Patents or Know-How Controlled by Vir as of the applicable effective date of termination that are (a) necessary to Exploit any Reversion Product as it exists as of such effective date of termination, or (b) planned by Vir as of the effective date of termination to be used to further optimize or remedy known safety or efficacy issues with such Reversion Product, as evidenced by reasonable contemporaneous documentation.

1.FF“Reversion Product” means a Licensed Product that is terminated under ARTICLE 12 (Term and Termination) of this Agreement.
1.FG“Review Period” has the meaning set forth in Section 9.5.1 (Prior Review).
1.FH“Reviewing Party” has the meaning set forth in Section 9.5.1 (Prior Review).
1.FI[***].
1.FJ[***].
1.FK[***].
1.FL[***].
1.FM“Royalty Term” means for each of the Licensed Products and the Vir Program Products, on a product-by-product and country-by-country basis, the period commencing upon First Commercial Sale of a Licensed Product or Vir Program Product in a country until the latest of (a) twelve (12) years after the First Commercial Sale of such Licensed Product or Vir Program Product in such country, (b) the expiration of the last to expire Valid Claim of a Patent within the Licensed Patents or Derived Patents that Covers such Licensed Product or Vir Program Product in such country, and (c) expiration of any Regulatory Exclusivity for such Licensed Product or Vir Program Product in such country.
1.FN“Sales Milestone Event” has the meaning set forth in Section 6.3.2 (Sales Milestones).
1.FO“Sales Milestone Payment” has the meaning set forth in Section 6.3.2 (Sales Milestones).
1.FP“Sanofi” has the meaning set forth in the preamble hereto.
1.FQ“Sanofi Indemnitees” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).
1.FR“Sanofi Ongoing Clinical Studies” means the Clinical Studies conducted under protocols NCT05356741 and NCT05997615.
1.FS“Sanofi Platform Improvement IP” means any intellectual property developed or invented by or on behalf of Sanofi or its Affiliates between the Effective Date and three (3) years thereafter that is directed to Protease-Cleavable Linkers having improvements and modifications that have been made in whole or in part using experiments in which such Protease-Cleavable Linkers were conjugated to Licensed XTENs.
1.FT“Sanofi Upfront Payment” has the meaning set forth in Section 6.1 (Upfront Payment).
1.FU“Securities Regulator” has the meaning set forth in Section 9.2.5 (Permitted Disclosures).
1.FV“Selected Drug Publication Date” has the meaning set forth in Section 1191(b)(3) of the Social Security Act.
1.FW“Selling Party” has the meaning set forth in Section 1.127 (Net Sales).

1.FX“Sponsorship Transfer” has the meaning set forth in Section 3.1.1 (Transition Plan).
1.FY“Sublicense Agreement” has the meaning set forth in Section 2.5 (Sublicenses).
1.FZ“Sublicensee” means a Third Party (other than a subcontractor or Distributor) that is granted a sublicense by Vir in accordance with Section 2.5 (Sublicenses).
1.GA“Term” has the meaning set forth in Section 12.1 (Term).
1.GB“Termination Agreement” has the meaning set forth in Section 12.9.7 (Termination Agreement).
1.GC“Termination Notice Period” has the meaning set forth in Section 12.2 (Termination of this Agreement for Material Breach).
1.GD“Territory” means all the countries and territories of the world.
1.GE“Third Party” means any Person other than Sanofi, Vir, and their respective Affiliates.
1.GF“Third Party Claims” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).
1.GG“Third Party License” has the meaning set forth in Section 6.4.3(iv) (Third Party Payments).
1.GH“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, or business symbol, whether or not registered.
1.GI[***].
1.GJ“Transferred Contract” means a contract to be transferred to Vir on or at any time after the Effective Date pursuant to the Transition Plan.
1.GK“Transition Plan” means the transition plan attached hereto as Exhibit 1.194 (Transition Plan).
1.GL“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.GM“Upfront Payment” has the meaning set forth in Section 6.1 (Upfront Payment).
1.GN“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that, (i) has not been held permanently revoked, unenforceable, or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application filed in such country that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application that has been pending for no more than seven (7) years from its earliest priority date.

1.GO“Vir” has the meaning set forth in the preamble hereto.
1.GP“Vir Indemnitees” has the meaning set forth in Section 11.2 (Indemnification of Vir).
1.GQ“Vir Platform Improvement IP” means any intellectual property developed or invented by or on behalf of Vir or its Affiliates or Sublicensees between the Effective Date [***] that is directed to Protease-Cleavable Linkers having improvements and modifications that have been made in whole or in part using experiments in which such Protease-Cleavable Linkers were conjugated to Licensed XTENs.
1.GR“Vir Program Co-Exclusive Compound” means any Co-Exclusive Compound arising from the Exploitation by Vir, its Affiliates or Sublicensees (or other Third Party as the result of a Transaction) of the Amunix Platform under this Agreement.
1.GS“Vir Program Co-Exclusive Product” means any pharmaceutical preparation containing a Vir Program Co-Exclusive Compound, alone or in combination with one or more additional active ingredients.
1.GT“Vir Program Compound” means each Vir Program XTEN Compound, Vir Program Co-Exclusive Compound, or Vir Program Other Compound.
1.GU“Vir Program Know-How” means any Know-How first Controlled by Vir after the Effective Date (for clarity, excluding Licensed Know-How) that constitutes an improvement to any Licensed Platform Patents or Licensed Know-How directed to the Amunix Platform.
1.GV“Vir Program Other Compound” means any compound, other than an XTEN Compound or Co-Exclusive Compound, arising from the Exploitation by Vir, its Affiliates or Sublicensees (or other Third Party as the result of a Transaction) of the Amunix Platform under this Agreement.
1.GW“Vir Program Other Product” means any pharmaceutical preparation containing a Vir Program Other Compound, alone or in combination with one or more additional active ingredients.
1.GX“Vir Program Patents” means any patents and patent applications first Controlled by Vir after the Effective Date (for clarity, excluding Licensed Patents) that Cover Vir Program Know-How.
1.GY“Vir Program Product” means any Vir Program XTEN Product, Vir Program Co-Exclusive Product, or Vir Program Other Product.
1.GZ“Vir Program XTEN Compound” means any XTEN Compound arising from the Exploitation by Vir, its Affiliates or Sublicensees (or other Third Party as the result of a Transaction) of the Amunix Platform under this Agreement.
1.HA“Vir Program XTEN Product” means any pharmaceutical preparation containing a Vir Program XTEN Compound, alone or in combination with one or more additional active ingredients.
1.HB“XTEN Compound” means any compound that includes a Licensed XTEN.
1.HC“XTEN Product” means any pharmaceutical preparation containing an XTEN Compound alone or in combination with one or more additional active ingredients.

ARTICLE 2
GRANT OF RIGHTS; EXCLUSIVITY
2.AGrants to Vir.
2.A.1License for Licensed Compounds and Licensed Products. Subject to the terms of this Agreement, Sanofi hereby grants Vir an exclusive (even as to Sanofi and its Affiliates), royalty-bearing, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (to the extent permitted under Section 14.4 (Assignment)) license under the Licensed IP to (a) Research, Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Compounds and the Licensed Products in the Territory in the Compound License Field and (b) exercise Vir’s rights under Section 7.3 (Enforcement of Patents).
2.A.2License for Vir Program XTEN Compounds and Vir Program XTEN Products. Subject to the terms of this Agreement, Sanofi hereby grants Vir an exclusive (even as to Sanofi and its Affiliates), royalty-bearing, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (to the extent permitted under Section 14.4 (Assignment)) license under the Licensed IP to (a) Research, Develop, Manufacture, Commercialize, and otherwise Exploit the Vir Program XTEN Compounds and the Vir Program XTEN Products in the Territory in the Platform License Field and (b) exercise Vir’s rights under Section 7.3 (Enforcement of Patents).
2.A.3Co-Exclusive License to Vir Program Co-Exclusive Compounds and the Vir Program Co-Exclusive Products. Subject to the terms of this Agreement, Sanofi hereby grants Vir a Co-Exclusive, royalty-bearing, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (solely to the extent permitted under Section 14.4 (Assignment)) license under the Licensed IP to (a) Research, Develop, Manufacture, Commercialize, and otherwise Exploit the Vir Program Co-Exclusive Compounds and the Vir Program Co-Exclusive Products in the Territory in the Platform License Field and (b) exercise Vir’s rights under Section 7.3 (Enforcement of Patents).
2.A.4Non-Exclusive License under Sanofi Platform Improvement IP. Subject to the terms of this Agreement, Sanofi hereby grants Vir a non-exclusive, fully paid-up, royalty-free, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (to the extent permitted under Section 14.4 (Assignment)) license under the Sanofi Platform Improvement IP, and Sanofi’s rights in the Joint Platform Improvement IP, to Research, Develop, Manufacture, Commercialize and otherwise Exploit the Vir Program Compounds and the Vir Program Products in the Territory in the Platform License Field.
2.A.5Non-Exclusive License to Vir Program Other Compounds and Vir Program Other Products. Subject to the terms of this Agreement, Sanofi hereby grants Vir a non-exclusive, royalty-bearing, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (solely to the extent permitted under Section 14.4 (Assignment)) under the Licensed IP to Research, Develop, Manufacture, Commercialize and otherwise Exploit the Vir Program Other Compounds and the Vir Program Other Products in the Territory in the Platform License Field.
2.A.6Non-Exclusive Amunix Platform Research License. Subject to the terms of this Agreement (including Section 2.6.3 (Exclusion Period Restrictions)), Sanofi hereby grants Vir a non-exclusive, worldwide, fully paid-up, royalty-free, non-sublicensable, non-transferable license under the Licensed IP and Sanofi Platform Improvement IP, and Sanofi’s rights in the Joint Platform Improvement IP, to use the Amunix Platform to conduct Research on compounds and products for all uses in all fields, other than the Ophthalmological Field.

2.A.7Discussions Regarding Use of Vir Program Compounds and Vir Program Products Outside the Platform License Field. In the event that Vir determines that a Vir Program Compound or Vir Program Product could be useful outside the Platform License Field, and Vir desires to pursue such use, Vir may notify Sanofi in writing. Thereafter, Vir and Sanofi will engage in good faith discussions regarding a potential expansion of the license with respect to such Vir Program Compound and Vir Program Product, along with corresponding economics. Such discussions do not create any legally binding rights or obligations of the Parties, nor is it deemed as a commitment to enter into a contract relating to the subject matter of such discussions.
2.A.8License for Licensed Materials. Subject to the terms of this Agreement, Sanofi hereby grants Vir an exclusive (even as to Sanofi and its Affiliates), royalty-free, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (to the extent permitted under Section 14.4 (Assignment)) license to use the Licensed Materials to Research, Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Compounds and the Licensed Products in the Territory in the Compound License Field.
2.A.9Acknowledgment. The licenses granted pursuant to this Section 2.1 (Grants to Vir) are subject to the rights of and obligations of the US Government under 35 U.S.C. §§200-212 (including, without limitation, 35 U.S.C. §§202(c)(4) and 203) and 37 C.F.R. §401. In addition, such grant of rights may be subject to the obligation set forth in 35 U.S.C. §204 that products be substantially manufactured in the United States. To the extent that any rights licensed to Vir hereunder are subject to the obligation set forth in 35 U.S.C. §204 that Licensed Products or Vir Program Products be substantially manufactured in the United States, upon receipt of a written request from Vir, which shall set forth with reasonable specificity supporting rationale and facts, Sanofi shall submit a request for a waiver of such obligation from the National Institutes of Health or other appropriate United States Governmental Authority, if such request is consistent with 35 U.S.C. §204. The cost of any such request for a waiver shall be borne by Vir, and Vir shall reimburse Sanofi for the documented out-of-pocket costs incurred by Sanofi relating to such request (including costs of engaging outside counsel of Sanofi’s choice to prepare such request) within [***] of receipt of Sanofi’s corresponding invoice. Vir shall have the right to review and comment on the waiver request prior to its submission.
2.BGrants to Sanofi.
2.B.1Non-Exclusive License under Derived Patents and Vir Platform Improvement IP. Subject to the terms of this Agreement, Vir hereby grants Sanofi a non-exclusive, worldwide, fully paid-up, royalty-free, sublicensable (through multiple tiers), transferable (to the extent permitted under Section 14.4 (Assignment)) license under the Derived Patents, Vir Platform Improvement IP, and Vir’s rights in the Joint Platform Improvement IP, for all uses in all fields, other than the Platform License Field.
2.B.2Non-Exclusive Amunix Platform Research License. Subject to the terms of this Agreement, Vir hereby grants Sanofi a non-exclusive, worldwide, fully paid-up, royalty-free, non-sublicensable, non-transferable license under the Derived Patents, Licensed Platform Patents, Licensed Know-How, Vir Platform Improvement IP, and Vir’s rights in the Joint Platform Improvement IP, to use the Amunix Platform to conduct Research on compounds other than Licensed Compounds and products other than Licensed Products for all uses in the Territory in all fields, other than the Ophthalmological Field.
2.B.3Non-Exclusive License to Derived Patents in the Platform License Field. Subject to the terms of this Agreement (including Section 2.6 (Exclusivity)), Vir hereby grants Sanofi a non-exclusive, worldwide, fully paid-up, royalty-free, sublicensable (through multiple tiers), transferable (to the extent permitted under Section 14.4 (Assignment)) license under the Derived Patents, to Research, Develop,

Manufacture, Commercialize, and otherwise Exploit in the Territory in the Platform License Field all compounds and products excluding XTEN Compounds comprising a Licensed XTEN that is at least 36 amino acids long or XTEN Products comprising such XTEN Compounds.
2.CDeblocking License Grants to Vir.
2.C.1Named Compounds. Subject to the terms of this Agreement, Sanofi hereby grants Vir a non-exclusive, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (to the extent permitted under Section 14.4 (Assignment)) deblocking license under the Compound Blocking IP for the Research, Development, Manufacture, Commercialization, or other Exploitation of the Named Compounds and the Licensed Products containing Named Compounds as the sole active ingredient in the Territory in the Compound License Field in accordance with this Agreement (the “Named Compound Deblocking License”). For the avoidance of doubt, the Named Compound Deblocking License does not extend to any aspect of such Licensed Products other than the Named Compounds per se. For illustrative purposes, the Named Compound Deblocking License does not grant Vir the right to include isatuximab in any Licensed Product. For the avoidance of doubt, Vir shall have no right to Prosecute or enforce any Compound Blocking IP, and shall not be entitled to receive any Know-How or other information under or in connection with this deblocking license.
2.C.2Amunix Platform. Subject to the terms of this Agreement, Sanofi hereby grants Vir a non-exclusive, sublicensable (through multiple tiers in accordance with Section 2.5 (Sublicenses)), transferable (to the extent permitted under Section 14.4 (Assignment)) license under the Platform Blocking IP to use any Platform Deblocking Component in the Derivative Compounds, the Licensed Products containing Derivative Compounds, the Vir Program Compounds, and the Vir Program Products in the Territory in the Platform License Field in accordance with this Agreement (the “Platform Deblocking License”). For the avoidance of doubt, Vir shall have no right to Prosecute or enforce any Platform Blocking IP, and shall not be entitled to receive any Know-How or other information under or in connection with the Platform Deblocking License. Notwithstanding the foregoing and for the avoidance of doubt, the Platform Deblocking License only applies to the extent Platform Blocking IP Covers the Platform Deblocking Components per se and does not include uses Covered by Platform Deblocking IP relating to anything other than Platform Deblocking Components (such as but not limited to polypeptides to which a Platform Deblocking Component is or may be attached). [***].
2.DSubcontracting. Each Party may subcontract the performance of tasks and other obligations hereunder to its Affiliates or Third Parties; provided that, with respect to Vir (a) prior to Vir subcontracting such performance to Third Parties, it will obtain the prior written consent of Sanofi, not to be unreasonably withheld, conditioned or delayed, and (b) any agreement pursuant to which Vir engages a Third Party subcontractor must be in writing and its terms must be consistent with the relevant provisions of this Agreement. Such subcontract may include a sublicense of rights to the extent necessary for the performance of the subcontract; provided that any Affiliate or Third Party subcontractor will not be deemed to be a Sublicensee as a result of such sublicense.
2.ESublicenses. Vir shall have the right to grant sublicenses of the rights granted hereunder, whether in whole or in part, to any of its Affiliates or any Third Party without Sanofi’s prior consent. Any sublicense of the rights granted hereunder shall be pursuant to a written sublicense agreement (each a “Sublicense Agreement”), the terms of which shall be consistent in all material respects with the terms of this Agreement. Vir will provide Sanofi with a copy of each Sublicense Agreement with a Sublicensee within [***] after its execution which copy may be redacted of information not required to ensure consistency with this Agreement, provided that financial terms shall not be redacted if such Sublicense Agreement is entered into prior to the date that is twenty-four (24) months after the Effective Date and such financial terms are required in order to verify compliance with Section 6.6 (Non-Passthrough Income). Vir shall, notwithstanding any sublicense granted under any Sublicense Agreement, remain liable to Sanofi under this Agreement with respect to performance of its obligations under this Agreement and for the performance and acts or omissions of all of its Affiliates and Sublicensees in the performance of this Agreement. Any Sublicense Agreement will, at the Sublicensee’s option, survive termination on the condition that (a) the relevant Sublicensee is not in material breach of any of its obligations under such Sublicense Agreement, (b) in the case of termination of this Agreement for Vir’s uncured material breach pursuant to Section 12.2 (Termination of this Agreement for Material Breach), the relevant Sublicensee has not caused such termination by any action or inaction on the part of such Sublicensee, (c) the relevant Sublicensee has complied, and remains in compliance as of the effective date of such termination, with all Applicable Laws, and (d) such Sublicensee has not engaged in a Patent Challenge (except where the applicable Sublicense Agreement was entered into in connection with a settlement of the same or related dispute that gave rise to such Patent Challenge, and where such Patent Challenge was dismissed or withdrawn within [***] of the date that Vir and such Sublicensee executed the Sublicense Agreement). In order to effect the previous sentence, at the request of the Sublicensee, Sanofi will enter into a direct license with the Sublicensee on terms that are substantially the same terms as the applicable terms of this Agreement; provided that (w) Sanofi will not be required to undertake obligations in addition to those required by this Agreement (including, but not limited to, granting rights to such Sublicensee that are broader than the rights previously granted by Sanofi to Vir), (x) Sanofi’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license, (y) the relevant Sublicensee agrees to assume all of Vir’s future obligations with respect to the rights sublicensed to such Sublicensee by Vir after becoming a direct licensee, to the extent relating to the activities of such Sublicensee, and (z) in the case of termination of this Agreement for Vir’s uncured material breach pursuant to Section 12.2 (Termination of this Agreement for Material Breach), the relevant Sublicensee agrees to correct, and does correct, within [***] after becoming a direct licensee of Sanofi, any and all of Vir’s uncured breaches of this Agreement to the extent such breach resulted in such termination of this Agreement and relates to the activities of such Sublicensee, which correction shall include paying any and all such amounts owed under this Agreement that Vir has not paid to Sanofi as of the effective date of such termination to the extent such breach resulted in such termination of this Agreement and relates to the activities of such Sublicensee.
2.FExclusivity.
2.F.1[***].
2.F.2Licensed Compound and Licensed Product Exclusivity. During the Term, Sanofi and its Affiliates will not, itself or with or through a Third Party, Research, Develop, Manufacture, Commercialize any Licensed Compound or Licensed Product in the Compound License Field in the Territory.
2.F.3Exclusion Period Restrictions.
(i)[***].
(ii)Audit Right. At the request of Sanofi, Vir shall, and shall cause its Affiliates and require Sublicensees and subcontractors to, permit an independent Third Party auditor retained by Sanofi and reasonably acceptable to Vir, at reasonable times during regular business hours and upon at least [***] written notice, to review and audit [***], in order to confirm compliance with Section 2.6.3(i) (Exclusion Period Restrictions). [***] 2.6.3(i) (Exclusion Period Restrictions), Sanofi may conduct additional audits [***]; and provided further that in the event that, following the Exclusion Period, [***], it may, in its sole discretion, provide notice thereof to Sanofi and Sanofi will, notwithstanding the immediately preceding proviso, have an ability to conduct a [***]. Upon conclusion of the audit, the independent auditor will issue a determination to both Parties indicating whether Vir has breached Section 2.6.3(i) (Exclusion Period Restrictions). Sanofi shall cause such auditor to enter into a confidentiality agreement with the Parties that includes an obligation of such auditor to retain all information it receives during such audit in confidence.
(iii)Effects of Auditor’s Determination. In the event that the auditor determines Vir has not breached Section 2.6.3(i) (Exclusion Period Restrictions), the auditor shall not disclose any information it receives during such audit to Sanofi. In the event that the auditor determines Vir has breached Section 2.6.3(i) (Exclusion Period Restrictions), [***].
(iv)Costs. The cost of any such audit shall be borne by Sanofi, unless the auditor determines Vir has breached Section 2.6.3(i) (Exclusion Period Restrictions), in which case Vir shall reimburse Sanofi for the documented out-of-pocket costs incurred by Sanofi in such audit within [***] of receipt of Sanofi’s corresponding invoice.
2.GRetention of Rights. Except for the licenses granted to Vir pursuant to Section 2.1 (Grants to Vir), as between the Parties, Sanofi retains all rights, title, and interest in and to the Licensed IP. [***].
2.HNo Implied Rights. Vir and its Affiliates shall have no license, express or implied, with respect to any Licensed IP, or other intellectual property of Sanofi or its Affiliates except as expressly provided in Section 2.1 (Grants to Vir). Each Party retains all rights under Patents, Know-How, or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Patents, Know-How or other intellectual property rights of the other Party, including tangible or intangible items owned, Controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement.
2.IDisclosure of Licensed Know-How; Wrong Pockets.
2.I.1Disclosure of Licensed Know-How.
(i)Disclosure. Sanofi shall disclose and make available to Vir (or a contract manufacturer designated by Vir) the Licensed Know-How [***].
(ii)Pending Review Know-How. With respect to the Pending Review Know-How, Sanofi shall, following the Execution Date and prior to the Effective Date, review the Pending Review Know-How to determine whether [***]. Prior to the Effective Date, Sanofi may redact or remove any information in the Pending Review Know-How that does not meet such criteria, including where applicable, removing entire items from the list of Pending Review Know-How. The Pending Review Know-How, as redacted or otherwise adjusted in accordance with the preceding sentence shall be deemed to be Licensed Know-How and disclosed and made available to Sanofi in accordance with Section 2.9.1(i) (Disclosure). For the avoidance of doubt, Sanofi shall not be required to provide any Know-How pursuant to this Section 2.9.1(ii) (Pending Review Know-How), unless Sanofi has actual knowledge that Sanofi or its Affiliates Controls such Know-How.
(iii)[***].
(iv)[***].
(v)[***].

2.I.2[***].
(i)[***].
(ii)[***].
2.I.3[***].
2.J2.10    [***].
2.KSanofi Right of First Negotiation.
2.K.1[***].
2.K.2[***].
2.K.3[***].
2.K.4[***].
2.K.5[***].
2.LVir Right of First Negotiation.
2.L.1[***].
2.L.2[***].
2.L.3[***].
2.L.4[***].
2.L.5[***].
2.MHired Employees.
2.M.1Offers. Prior to the Execution Date, Vir hereby represents and warrants that it has extended an offer of employment to each Offered Employee, and such offer [***].
2.M.2Comparable Compensation and Benefits. For a period of not less than twelve (12) months after the Hire Date (unless otherwise agreed with such Hired Employee), Vir and its Affiliates shall provide to each Hired Employee: [***].
2.M.3No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, Vir and Sanofi acknowledge and agree that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan or (ii) shall confer upon any Person who is not a party to this Agreement (including any employee of Sanofi or its Affiliates), or any participant in any employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

2.M.4Non-Solicitation. [***].
2.M.5Release. Sanofi shall release or cause to be released each Hired Employee from the following obligations that exist as of the Hire Date owed to Sanofi or any of its Affiliates with effect from and after the Hire Date, and only for purposes of such Hired Employee serving as employee of Vir or its Affiliates: [***].
2.NAssumption of Merger Agreement Obligations. Vir and Sanofi will, on the Effective Date, enter into the Assignment and Assumption Agreement, under which Sanofi assigns to Vir, and Vir assumes from Sanofi, certain obligations of Sanofi pursuant to the Merger Agreement.
ARTICLE 3
TRANSITION, DEVELOPMENT AND REGULATORY
3.ATransition.
3.A.1Transition Plan. The Transition Plan sets forth the high-level plan, as of the Effective Date, for [***]. From and after the Execution Date, the Parties agree to meet regularly to discuss and update the Transition Plan. For the avoidance of doubt, Parties may not implement the activities contemplated by the Transition Plan until after the Effective Date.
3.A.2Transition Activities. Sanofi and Vir shall each, subject to Applicable Law, including any requirements and approval of Regulatory Authorities (as applicable), complete the activities set forth in the Transition Plan. For activities assigned to Sanofi under the Transition Plan, Vir shall cooperate with Sanofi to ensure a smooth and efficient transfer in accordance therewith. Following the completion of activities under the Transition Plan, and on a date mutually agreed, each Party shall [***].
3.A.3Reimbursement of Costs. In connection with the obligations of Sanofi (or its Affiliates) pursuant to Section 3.1.2 (Transition Activities), Vir shall reimburse Sanofi for [***].
3.BDevelopment.
3.B.1Development. As between the Parties, subject to Section 3.1 (Transition), Vir will have sole control over, and decision-making authority with respect to, all activities to Develop (a) the Licensed Compounds and Licensed Products in the Compound License Field in the Territory, and (b) the Vir Program Compounds and Vir Program Products in the Platform License Field in the Territory, in each case of (a) and (b) at Vir’s sole cost and expense.
3.B.2Development Diligence. Vir shall use Commercially Reasonable Efforts to [***].
3.CReports. From the Effective Date until earliest to occur of: [***], Vir will prepare and deliver to Sanofi a reasonably detailed written report regarding the status of activities relating to the achievement of the Development and Regulatory Milestone Events and, to the extent that Sanofi reasonably requests information related to the achievement of the Development and Regulatory Milestone Events, will respond to such requests reasonably promptly and provide such information in reasonable detail. If Sanofi in good faith requests a meeting (which may be conducted by teleconference or video conference) to discuss any such report, Vir shall meet with Sanofi (and, at Sanofi’s request, the Equityholders’ Representative (as defined in the Merger Agreement)) within [***] of such request and make available for such meeting at least one (1) senior employee with operating management responsibility for the activities of Vir related to the achievement of the Development and Regulatory Milestone Events, to the extent practicable; provided that Sanofi may not request more than one (1) such meeting in any Calendar Year. Vir shall maintain for at least six (6) years (or, if longer, the retention period under Vir’s record retention policies or Applicable Law) complete and accurate data and records concerning activity and progress related to Research and Development activities with respect to each of the Licensed Compounds and Vir Program Compounds. After the Milestone Period, Vir shall deliver to Sanofi an annual Development report within [***] after the end of each Calendar Year, which report will contain (a) a summary of completed and planned Development activities during the reporting period, and (b) anticipated timing of achievement of each Development and Regulatory Milestone Event, to the extent not already achieved.
3.DRecords. Vir shall maintain (and require its Affiliates, Sublicensees and Third Party subcontractors to maintain) all records with respect to the Development of Licensed Compounds, Licensed Products, Vir Program Compounds, and Vir Program Products in compliance with Applicable Law in all material respects. Such records shall be reasonably complete and accurate, maintained in a manner appropriate for purposes of seeking and maintaining Regulatory Approvals, consistent with industry standards in all material respects, and, where applicable, for use in connection with Patent filings, prosecution, and maintenance. Such records shall be retained for at least as long as required under Applicable Law.
3.EDevelopment Compliance. Vir shall perform (and require its Affiliates, Sublicensees and Third Party subcontractors to perform) all of its (and their) Development activities under this Agreement in compliance in all material respects with Applicable Laws.
3.FRegulatory.
3.F.1Responsibility. As between the Parties, subject to Section 3.1 (Transition) , Vir will have sole control over, and decision making authority with respect to, the preparation, obtention and maintenance of INDs, all Regulatory Approvals and other submissions to, and communications with, Regulatory Authorities for (a) Licensed Products in the Compound License Field in the Territory, and (b) the Vir Program Products, in each case of (a) and (b) at Vir’s sole cost and expense. Upon the completion of the Sponsorship Transfer pursuant to the Transition Plan, all INDs and Regulatory Approvals for the Licensed Products and Vir Program Products shall, as between the Parties, be owned by, and held in the name of, Vir or its designated Affiliate or Sublicensee.
3.F.2Communications with Regulatory Authorities. Unless required by Applicable Law, following the completion of [***], neither Sanofi nor any of its Affiliates or Third Party subcontractors may correspond or communicate with any Regulatory Authorities regarding (a) the Licensed Compounds and Licensed Products in the Compound License Field in the Territory, and (b) the Vir Program Compounds and Vir Program Products in the Platform License Field in the Territory, in each case of (a) and (b) without first obtaining Vir’s prior written consent. If Sanofi or any of its Affiliates or Third Party subcontractors receive any correspondence or other communication from a Regulatory Authority regarding the Licensed Compounds and Licensed Products in the Compound License Field in the Territory or the Vir Program Compounds and Vir Program Products in the Platform License Field in the Territory, Sanofi shall provide Vir with access to or copies of all such material written or electronic correspondence promptly after its receipt.
ARTICLE 4
MANUFACTURE AND SUPPLY
4.AIn General. As between the Parties, Vir will have sole control over, and decision making authority with respect to, the Manufacture of (a) the Licensed Compounds and Licensed Products at Vir’s own cost and expense, for the Exploitation of such Licensed Product in the Compound License Field in the

Territory; and (b) the Vir Program Compounds and Vir Program Products, in each case of (a) and (b) at Vir’s own cost and expense, for the Exploitation of such Vir Program Product in the Platform License Field in the Territory.
4.BManufacturing Compliance. Vir shall, and shall require its Affiliates, Sublicensees, and Third Party subcontractors to, comply with Applicable Law in all material respects with respect to the Manufacturing of the Licensed Compounds, Licensed Products, Vir Program Compounds, and Vir Program Products.
4.CReimbursement of Certain Costs. On the Effective Date, [***].
4.DPurchase of Equipment. On the Execution Date, the Parties have entered into the Equipment Bill of Sale under which, on the Effective Date, Vir shall pay a one-time payment of [***], to purchase the Purchased Equipment, payable to Sanofi by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Sanofi to Vir prior to the Effective Date, which payment shall be non-refundable and non-creditable against any other payments due hereunder. Sanofi will deliver, or cause its subcontractors to deliver, as applicable (DAP (Incoterms® 2020)), to Vir all of the Purchased Equipment in accordance with the Transition Plan. Vir shall bear, and where applicable, shall reimburse Sanofi and its Affiliates for all out-pocket expenses of Sanofi and its Affiliates) in connection with the sale, transfer, assignment, grant and conveyance of the Purchase Equipment pursuant hereto, including all shipping costs, including insurance, customs duties and any transfer tax that may become due in connection with delivery of the Purchased Equipment. At Sanofi’s election, and Vir’s consent (not to be unreasonably withheld), Sanofi may cause its subcontractors to invoice Vir directly for such costs and expenses, and Vir agrees to pay such costs and expenses. [***].
ARTICLE 5
COMMERCIALIZATION
5.AIn General. As between the Parties, Vir will have sole control over, and decision making authority with respect to, the Commercialization of (a) the Licensed Products in the Compound License Field in the Territory, and (b) and Vir Program Products in the Platform License Field in the Territory, in each case of (a) and (b) at Vir’s sole cost and expense.
5.BCommercialization Diligence. Vir shall use Commercially Reasonable Efforts to [***].
5.CCommercialization Compliance. Vir shall, and shall require its Affiliates to, comply with Applicable Law in all material respects with respect to the Commercialization of the Licensed Products and Vir Program Products.
5.DSales and Distribution. As between the Parties, Vir shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing, discounts and contracting terms) and warehousing, and distributing the Licensed Products in the Compound License Field in the Territory and the Vir Program Products in the Platform License Field in the Territory and shall perform all related services, in each case, in a manner consistent with the terms and conditions of this Agreement. Vir shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Compound License Field in the Territory and the Vir Program Product in the Platform License Field in the Territory.
5.EProduct Trademarks. Vir shall have the sole right to determine and own the Trademarks to be used with respect to the Exploitation of the Licensed Products in the Compound License Field

in the Territory and the Vir Program Products in the Platform License Field in the Territory. At the written request of Vir following the Effective Date, the Parties shall negotiate in good faith the grant of a non-exclusive license to Vir for the use of the following Trademarks: PRO-XTEN, XPAT, and XPAC in the Platform License Field. Such negotiations do not create any legally binding rights or obligations of the Parties, nor is it deemed as a commitment to enter into a contract relating to the subject matter of such discussions.
ARTICLE 6
PAYMENTS
6.AUpfront Payment. In partial consideration for the grant of the rights and licenses herein, on the Effective Date, Vir shall pay a one-time upfront payment as follows: (i) One Hundred Million Dollars ($100,000,000) payable to Sanofi by wire transfer of immediately available funds in accordance with wire transfer instructions that Sanofi shall provide to Vir prior to the Effective Date (“Sanofi Upfront Payment”) and (ii) Seventy Five Million Dollars ($75,000,000) payable to the escrow account established pursuant to the Escrow Agreement, by wire transfer of immediately available funds, which amount shall be held and distributed in accordance with Section 6.2.1 (Escrow Mechanics) and the Escrow Agreement (“Escrowed Payment,” and together with the Sanofi Upfront Payment, the “Upfront Payment”). [***].
6.BEscrow Mechanics; Other Merger Agreement Milestone Payments.

6.B.1Escrow Mechanics. In the event that [***], Sanofi and Vir will, on or promptly after the Effective Date, issue to the Escrow Agent a Joint Written Instruction (as such term is defined in the Escrow Agreement) to release the Escrowed Payment to Sanofi. In the event that [***], Sanofi and Vir will promptly issue to the Escrow Agent a Joint Written Instruction (as such term is defined in the Escrow Agreement) to release the Escrowed Payment to the Paying Agent (as such term is defined in the Merger Agreement) in accordance with the Merger Agreement. In the event that [***], Sanofi and Vir will promptly issue to the Escrow Agent a Joint Written Instruction (as such term is defined in the Escrow Agreement) to release the Escrowed Payment to Vir in accordance with wire transfer instructions provided by Vir.
6.B.2Other Merger Agreement Milestone Payments. Upon the achievement of [***], Vir shall pay the applicable Milestone Payment (as such term is defined in the Merger Agreement) in accordance with the Merger Agreement. In the event that [***], Vir shall pay the applicable Milestone Payment (as such term is defined in the Merger Agreement) in accordance with the Merger Agreement. If [***], Sanofi shall pay the applicable Milestone Payment (as such term is defined in the Merger Agreement) in accordance with the Merger Agreement.
6.CMilestones.
6.C.1Development and Regulatory Milestones. Vir shall notify Sanofi of achievement by Vir, its Affiliates or Sublicensees of the development and regulatory milestone events described in the table below (each a “Development and Regulatory Milestone Event”) within [***] after the corresponding Development and Regulatory Milestone Event is achieved. Upon such achievement of a Development and Regulatory Milestone Event, Vir shall pay Sanofi the non-refundable, non-creditable development and regulatory milestone payment described in the table below for the applicable Development and Regulatory Milestone Event (each a “Development and Regulatory Milestone Payment”) within [***] after Vir’s receipt of an invoice with respect to such achievement of a Development and Regulatory Milestone Event. Each Development and Regulatory Milestone Payment shall be payable only upon the first achievement of such Development and Regulatory Milestone Event for Licensed Product containing the applicable Named Compound or Derivative Compound. The maximum aggregate amount payable by Vir pursuant to this Section 6.3.1 (Development and Regulatory Milestones) is Three Hundred Twenty-Three Million Dollars ($323,000,000).

Development and Regulatory Milestone Event with respect to a Licensed Compound or Licensed Product	Development and Regulatory Milestone Payment
	AMX-818 or Derivative Compound thereof	AMX-500 or Derivative Compound thereof	AMX-525 or Derivative Compound thereof	AMX-912 or Derivative Compound thereof
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

If, with respect to any applicable Named Compound or Derivative Compound (i) Development and Regulatory Milestone Event B is achieved but Development and Regulatory Milestone Event A has not been achieved, then Development and Regulatory Milestone Event A will be deemed to have been achieved when Development and Regulatory Milestone Event B is achieved, or (ii) Development and Regulatory Milestone Event C or D is achieved but Development and Regulatory Milestone Event A or B has not been achieved, then Development and Regulatory Milestone Event A or B, as applicable, will be deemed to have been achieved when Development and Regulatory Milestone Event C or D is achieved.
In the event that a combined Phase 2 Clinical Study and Phase 3 Clinical Study is conducted for a Licensed Product, then Development and Regulatory Milestone Event A shall be deemed to be achieved when the fifth patient is dosed in the Phase 2 portion of the Clinical Study and Development and Regulatory Milestone Event B shall be deemed to be achieved when the fifth patient is dosed in the Phase 3 portion of the Clinical Study.
6.C.2Sales Milestones. Vir shall notify Sanofi of the achievement of each sales milestone event described in the table below (each a “Sales Milestone Event”) within [***] after the end of the Calendar Year in which such Sales Milestone Event is first achieved. Upon such achievement of a Sales Milestone Event, Vir shall pay Sanofi the non-refundable, non-creditable payment described in the table below when Net Sales of the applicable Licensed Product achieves the applicable Sales Milestone Events (“Sales Milestone Payments”) within [***] after receipt of an invoice therefor from Sanofi, which invoice Sanofi shall provide to Vir following Sanofi’s receipt of notice from Vir of the achievement of the applicable Sales Milestone Event. Each Sales Milestone Payment shall be payable only upon the first achievement of such Sales Milestone Event for a Licensed Product. The maximum aggregate amount payable by Vir pursuant to this Section 6.3.2 (Sales Milestones) is One Billion Four Hundred Eighty-Seven Million Five Hundred Thousand Dollars ($1,487,500,000).

Sales Milestone Payment
Sales Milestone Event	Licensed Products containing AMX-818 or Derivative Compound thereof	Licensed Products containing AMX-500 or Derivative Compound thereof	Licensed Products containing AMX-525 or Derivative Compound thereof	Licensed Products containing AMX-912 or Derivative Compound thereof
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

6.C.3Determination that Milestone Events Have Occurred. In the event that Vir has not provided Sanofi notice of achievement of a particular Milestone Event as provided in Section 6.3.1 (Development and Regulatory Milestones) or Section 6.3.2 (Sales Milestones), Sanofi believes that any such Milestone Event has been achieved by Vir or its Affiliates or its or their Sublicensee with respect to a Licensed Product, then it shall so notify Vir in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. The achievement of any Milestone Event by an Affiliate of Vir shall trigger the corresponding Milestone Event payment as if such Milestone Event had been achieved by Vir or its Affiliates or its or their Sublicensee. Vir shall notify Sanofi in writing of the achievement of each Milestone Event pursuant to Section 6.3.1 (Development and Regulatory Milestones) or Section 6.3.2 (Sales Milestones), as applicable. Any dispute under this Section 6.3 (Milestones) regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 14.6 (Dispute Resolution).
6.DRoyalties.
6.D.1Royalty Rates. Subject to the terms and conditions of this Section 6.4 (Royalties), during the Royalty Term, Vir shall pay Sanofi a royalty on Net Sales of the applicable Licensed Product or Vir Program Product (as applicable), on a Licensed Product-by-Licensed Product and Vir Program Product-by-Vir Program Product basis, in the Territory for each Calendar Year (or partial Calendar Year), on a tier-by-tier basis at the rates specified below:

Royalty Rate
On that portion of aggregate Net Sales of the applicable Licensed Product or Vir Program Product in the Territory in a Calendar Year that is:	Licensed Products containing AMX-818 or Derivative Compound	Licensed Products containing AMX-500 or Derivative Compound	Licensed Products containing AMX-525 or Derivative Compound	Licensed Products containing AMX-912 or Derivative Compound	Each Vir Program Product

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

6.D.2Payment Dates and Reports. During the Royalty Term, Vir shall deliver to Sanofi a detailed royalty payment report within [***] after the end of each Calendar Quarter which shall include: (a) the Net Sales of the Licensed Products and Vir Program Products by country in the Territory; (b) the applicable royalty rates for the Licensed Products and Vir Program Products; (c) the exchange rates used in calculating any of the foregoing; and (d) a calculation of the amount of royalty due to Sanofi. Vir shall pay all royalties due in any Calendar Quarter within [***] after receipt of an invoice therefor from Sanofi, which invoice Sanofi shall provide to Vir following Sanofi’s receipt of the applicable royalty payment report, commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product or first and Vir Program Product occurs.
6.D.3Royalty Reductions.
(i)Absence of Valid Claims. Subject to Section 6.4.3(v) (Limitation on Royalty Reductions), on a Licensed Product-by-Licensed Product or Vir Program Product-by-Vir Program Product basis and country-by-country basis, during the Royalty Term for such Licensed Product or Vir Program Product, if such Licensed Product or Vir Program Product is not Covered by a Valid Claim of a Licensed Patent or Derived Patent in such country that would be infringed by the sale of such Licensed Product or Vir Program Product in such country, then, for purposes of calculating the royalties payable pursuant to Section 6.4.1 (Royalty Rates), the Net Sales of such Licensed Product or Vir Program Product in such country or jurisdiction will be deemed to be reduced by [***].

(ii)Biosimilar Entry. Subject to Section 6.4.3(v) (Limitation on Royalty Reductions), on a Licensed Product-by-Licensed Product or Vir Program Product-by-Vir Program Product basis and country-by-country basis, after Biosimilar Launch in such country, for any Calendar Quarter during which a Biosimilar Product is marketed, commercialized, or sold in such country, if the Net Sales of such Licensed Product or Vir Program Product in such country in such Calendar Quarter decline by the percentage set forth in the table below, relative to the average Net Sales of such Licensed Product or Vir Program Product in such country in the four (4) Calendar Quarters prior to the first entry of a Biosimilar Product in such country, for purposes of calculating the royalties payable pursuant to Section 6.4.1 (Royalty Rates), the Net Sales of such Licensed Product or Vir Program Product in such country or jurisdiction in such Calendar Quarter will be deemed to be reduced by the corresponding percentage set forth in the table below:

Decline in Net Sales	Deemed Percentage Reduction of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]

(iii)Inflation Reduction Act. Subject to Section 6.4.3(v) (Limitation on Royalty Reductions), on a Licensed Product-by-Licensed Product basis or Vir Program Product-by-Vir Program Product basis, during the Royalty Term for such Licensed Product or Vir Program Product in the United States, if such Licensed Product or Vir Program Product is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services under the Inflation Reduction Act, and Vir negotiates a maximum fair price that will apply to sales of such Licensed Product or Vir Program Product during the price applicability period as specified in the Inflation Reduction Act, then, after the publication of the maximum fair price, during the Royalty Term, for purposes of calculating the royalty payable pursuant to Section 6.4 (Royalties), the Net Sales of such Licensed Product or Vir Program Product in the United States shall be deemed to be reduced by [***].
(iv)Third Party Payments. Subject to Section 6.4.3(v) (Limitation on Royalty Reductions), if Vir, its Affiliates, or Sublicensees obtains a license from a Third Party under such Third Party’s Patents Controlled by such Third Party that is necessary or reasonably useful to avoid infringement of such Patent in order to Exploit a Licensed Product in the Compound License Field in the Territory or Vir Program Product in the Platform License Field in the Territory (a “Third Party License”), then the royalty payments that would otherwise be due to Sanofi in any Calendar Quarter shall be [***].
(v)Limitation on Royalty Reductions. On a Licensed Product-by-Licensed Product basis or Vir Program Product-by-Vir Program Product basis and country-by-country basis, in no event will the aggregate amount of royalties due to Sanofi for a Licensed Product or Vir Program Product during a Calendar Quarter be reduced, by reason of Sections 6.4.3(i) (Absence of Valid Claims), 6.4.3(ii) (Biosimilar Entry), 6.4.3(iii) (Inflation Reduction Act) or 6.4.3(iv) (Third Party Payments) to [***].
6.EExpiration of Royalty Term. With respect to each Licensed Product and Vir Program Product in each country or other jurisdiction in the Territory, from and after the expiration of the Royalty Term for such Licensed Product or Vir Program Product in such country or other jurisdiction, Net Sales of such Licensed Product or Vir Program Product in such country or other jurisdiction shall be excluded for purposes of calculating Net Sales thresholds and ceilings with respect to Sales Milestone Payments in Section 6.3.2 (Sales Milestones) and with respect to royalty payments in Section 6.4.1 (Royalty Rates).
6.F[***]:

[***]
[***]	[***]
[***]	[***]

6.GMode of Payment; Currency Conversion.
6.G.1Mode of Payment. All payments to Sanofi under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sanofi may from time to time designate by notice to Vir.
6.G.2Currency Conversion. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.
6.HTaxes. The upfront payment, milestone payments and other amounts payable by Vir to Sanofi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Sanofi alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Vir) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Vir shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold and any amount so deducted or withheld shall be treated for all purposes under this Agreement as having been paid to Sanofi. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Vir or the appropriate Governmental Authority (with the assistance of Vir to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Vir of its obligation to withhold tax, and Vir shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Vir has received evidence, in a form reasonably satisfactory to Vir, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Vir withholds any amount, it shall pay to Sanofi the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within [***] following such payment. Vir and Sanofi shall cooperate with each other in good faith in respect of tax matters relating to royalty payments under Section 6.4 (Royalties), including to minimize any tax that may be required to be collected with respect to such royalty payments, if any.
6.IInterest Rate for Late Payment. Any payment under this Agreement that is not paid on or before the date such payment is due will bear interest, to the extent permitted by Applicable Law, at [***] above the rate for deposits in Dollars for a period of three-months as published by the Federal Funds Effective Rate (or any successor to such rate); measured at 14:00 GMT on the date payment is due, as reported by the Federal Reserve of New York (for example via https://apps.newyorkfed.org/markets/autorates/fed%20funds). Interest shall be calculated on the number of days such payment is overdue, compounded annually and computed on the basis of a three hundred and sixty-five (365)-day year.
6.JFinancial Records. Vir shall, and shall require its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to the sale of the Licensed Products, including books and records of Invoiced Sales, the calculation of Net Sales of the Licensed Products and Vir Program Products in the

Territory (including the deductions taken to derive Net Sales) and complete copies of each Sublicense Agreement. Vir shall, and shall require its Affiliates and Sublicensees to, retain such books and records and other information referred to in the preceding sentence that are relevant to determine compliance with this Agreement, until the latest of (a) three (3) years after the end of the period to which such books and records (and other information) pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or (c) for such period which is longer than either (a) or (b) as may be required by Applicable Law.
6.KAudit. At the request of Sanofi, Vir shall, and shall require its Affiliates and Sublicensees to, permit an independent certified public accountant retained by Sanofi and reasonably acceptable to Vir, at reasonable times during regular business hours and upon at least [***] written notice, to audit the books and records and other information maintained pursuant to Section 6.10 (Financial Records), solely to assess Vir’s compliance with the terms and conditions of this Agreement. Such audits may not (a) be conducted for any Calendar Quarter [***] after the end of such Calendar Quarter, (b) be conducted more than [***], or (c) [***]. The independent certified public accountant shall issue a report to both Parties at the same time setting forth whether there was a discrepancy in any payment hereunder (and, if so, the amount of the discrepancy and any overpayment or underpayment), and reasonable information as to how such accountant reached such conclusion. Except as provided below, the cost of any audit shall be borne by Sanofi, unless the audit reveals an underpayment of more than [***] from the reported amounts for the audited period, in which case Vir shall reimburse Sanofi for the documented out-of-pocket costs incurred by Sanofi in such audit within [***] of receipt of Sanofi’s corresponding invoice. Unless disputed pursuant to Section 6.12 (Audit Dispute), (i) if the accountant concludes in its report that Vir has underpaid any amounts due hereunder, Vir shall pay such amounts, with interest from the date originally due, [***] after receipt of Sanofi’s corresponding invoice, which shall not be dated any earlier than the date on which the accountant delivers its audit report to the Parties; and (ii) if the accountant concludes in its report that Vir has overpaid any amounts due hereunder, Vir may credit such amounts against future payments (or, if no further payments are to be made to Sanofi under this Agreement, Sanofi shall repay to Vir such overpayment), within [***] receipt of Vir’s corresponding invoice, which shall not be dated any earlier than the date on which the accountant delivers its audit report to the Parties. Where requested by the Vir, the accountant so appointed shall execute an agreement, in a form reasonably acceptable to the Parties, to protect the confidentiality of information made available to such accountant and the confidentiality of such accountant’s findings and report.
6.LAudit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.11 (Audit), Sanofi and Vir shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for arbitration to a certified public accounting firm or such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such arbitration, as well as the initial audit, shall be borne between the Parties in such manner as the Accountant shall determine. No later than [***] after such decision and in accordance with such decision, Vir shall pay the additional payments, if any are determined to be owed, with interest from the date originally due.
6.MConfidentiality. [***].
ARTICLE 7
INTELLECTUAL PROPERTY
7.AOwnership of Intellectual Property.

7.A.1General. Except as otherwise set forth in this Agreement, ownership of intellectual property (whether or not patentable) developed in the conduct of any activities under this Agreement, including with respect to any improvement to the Amunix Platform, will be governed by U.S. patent law.
7.A.2Background IP. As between the Parties, each Party or its Affiliate will retain all of its rights, title, and interests to all Patents, Know-How and other intellectual property rights that are Controlled by such Party or such Affiliate (as applicable) prior to the Effective Date or are otherwise conceived, discovered, developed, invented, created, or otherwise made or acquired by such Party or its Affiliate outside the performance of activities under this Agreement (“Background IP”), subject to any rights or licenses expressly granted by such Party to the other Party under this Agreement.
7.A.3Licensed IP. As between the Parties, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement, Sanofi shall solely own all rights, title, and interest in and to all Licensed IP.
7.A.4Derived Patents. As between the Parties, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement, Vir shall solely own all rights, title, and interest in and to all Derived Patents. If any rights, title, or interests in or to Derived Patents vest in Sanofi or any of its Affiliates, Sanofi will and will cause its Affiliates to assign, and hereby does assign, to Vir any and all rights, title and interests in and to such Derived Patents.
7.A.5Disclosure of Platform Improvement IP. Each Party will, on mutually agreed dates to occur two (2) times each Calendar Year, disclose to the other Party the content of all Vir Platform Improvement IP or Sanofi Platform Improvement IP, as applicable, generated by or on behalf of such Party during the three (3) year period following the Effective Date.
7.BProsecution and Maintenance of Intellectual Property.
7.B.1Patents Covering Background IP. Except as set forth in Section 7.2.2 (Licensed Product Patents), Section 7.2.3 (Minimum Prosecution Obligations), Section 7.2.4(i) (Licensed Amunix Sub-Platform Patents) and Section 7.2.4(ii) (Licensed Amunix XTEN Platform Patents), each Party will have the sole right (but not the obligation) to control the Prosecution of Patents Covering the Background IP that such Party owns pursuant to Section 7.1.2 (Background IP).
7.B.2Licensed Product Patents. Subject to Section 7.2.3 (Minimum Prosecution and Maintenance Obligations), Vir shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance, including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates and oppositions (“Prosecution” and “Prosecute” when used as a verb) of all Licensed Product Patents in the Territory, at its sole cost and expense and by counsel of its choosing that is reasonably acceptable to Sanofi. The Parties shall cooperate in good faith to complete the transfer of Prosecution of Licensed Product Patents to Vir or its designated legal counsel within [***] of the Effective Date. Reasonably in advance of each substantive submission to be filed (and no less than [***], Vir will provide Sanofi with a reasonable opportunity to review and comment on the proposed submission to any patent office and to provide input on Prosecution strategy, which Vir will consider in good faith. Vir will keep Sanofi reasonably informed of the status of the applicable Patents by timely providing Sanofi with copies of any papers and all material communications relating to such Patents that are received from any patent office or patent counsel of record or foreign associate. In the event that Vir desires to abandon or cease Prosecution of any Licensed Product Patents in the Territory, Vir shall provide reasonable prior written notice to Sanofi of such intention to abandon at least [***] in advance of the due date of any payment or other action that is required to

Prosecute such Licensed Product Patent and Sanofi shall thereafter have the sole right, but not the obligation, to Prosecute such Licensed Product Patent, at its sole cost and expense and by counsel of its own choice. Further, if Vir decides to close prosecution of a Licensed Product Patent family in any country or jurisdiction (such as before the European Patent Office) by not filing a subsequent divisional or continuation application before a grant of a Licensed Product Patent in that country or jurisdiction, Vir shall provide reasonable prior written notice to Sanofi of such intention to not file a subsequent divisional or continuation application at least [***] in advance of the deadline and seek Sanofi’s written consent, which will not be unreasonably withheld or conditioned, and which consent shall be deemed to have been granted if Sanofi does not respond within [***] following receipt of such notice from Vir. Sanofi shall have the sole right, but not the obligation, to Prosecute such divisional or continuation in such country or jurisdiction, at its sole cost and expense and by counsel of its own choice.
7.B.3Minimum Prosecution Obligations. Notwithstanding Section 7.2.2 (Licensed Product Patents), Vir shall, unless Sanofi has exercised its step-in right to Prosecute a Licensed Product Patent pursuant to Section 7.2.2 (Licensed Product Patents), Prosecute, and shall not abandon or cease Prosecuting, the Licensed Product Patents in the countries and regions set forth on Schedule 7.2.3 (Minimum Prosecution Countries and Regions) (including that Vir shall comply with the obligations specified therein for Prosecution via the European Patent Organisation), [***].
7.B.4Licensed Platform Patents.
(i)Licensed Amunix Sub-Platform Patents. Vir shall have the first right, but not the obligation, to control the Prosecution of all Licensed Amunix Sub-Platform Patents at its sole cost and expense and by counsel of its choosing that is reasonably acceptable to Sanofi. The Parties shall cooperate in good faith to complete the transfer of Prosecution of Licensed Amunix Sub-Platform Patents to Vir or its designated legal counsel within [***] of the Effective Date. Reasonably in advance of each substantive submission to be filed (and no less than [***], Vir will provide Sanofi with a reasonable opportunity to review and comment on the proposed submission to any patent office and to provide input on Prosecution strategy, which Vir will consider in good faith. Vir will keep Sanofi reasonably informed of the status of the applicable Patents by timely providing Sanofi with copies of any papers and all material communications relating to such Patents that are received from any patent office or patent counsel of record or foreign associate. In the event that Vir desires to abandon or cease Prosecution of any such Licensed Amunix Sub-Platform Patent, Vir shall provide reasonable prior written notice to Sanofi of such intention to abandon at least [***] in advance of the due date of any payment or other action that is required to Prosecute such Licensed Amunix Sub-Platform Patent and Sanofi shall thereafter have the sole right, but not the obligation, to prosecute and maintain such Licensed Amunix Sub-Platform Patent, at its sole cost and expense and by counsel of its own choice. Further, if Vir decides to close prosecution of a Licensed Amunix Sub-Platform Patent family in any country or jurisdiction (such as before the European Patent Office) by not filing a subsequent divisional or continuation application before a grant of a Licensed Amunix Sub-Platform Patent in that country or jurisdiction, Vir shall provide reasonable prior written notice to Sanofi of such intention to not file a subsequent divisional or continuation application at least [***] in advance of the deadline and seek Sanofi’s written consent, which will not be unreasonably withheld or conditioned, and which consent shall be deemed to have been granted if Sanofi does not respond within [***] following receipt of such notice from Vir. Sanofi shall have the sole right, but not the obligation, to Prosecute such divisional or continuation in such country or jurisdiction, at its sole cost and expense and by counsel of its own choice.
(ii)Licensed Amunix XTEN Platform Patents. For the avoidance of doubt, as between the Parties Sanofi shall have the sole right (but not the obligation) to control the Prosecution of any Licensed Amunix XTEN Platform Patents. Notwithstanding the foregoing, after a Licensed Amunix XTEN Platform Patent is issued as a granted patent, in the event that Sanofi desires to abandon or cease maintenance of any such Licensed Amunix XTEN Platform Patent for which a license is granted under this Agreement, Sanofi shall provide reasonable prior written notice to Vir of such intention to abandon at least [***] in advance of the due date of any payment or other action that is required to maintain such Licensed Amunix XTEN Platform Patent and Vir shall thereafter have the sole right, but not the obligation, to maintain such Licensed Amunix XTEN Platform Patent, at its sole cost and expense and by counsel of its own choice.
7.B.5Patents Covering Platform Improvement IP. Each Party will have the sole right (but not the obligation) to control the Prosecution of Patents Covering the Platform Improvement IP that such Party owns pursuant to Section 7.1.5 (Disclosure of Platform Improvement IP). The Parties will mutually agree on all matters concerning the Prosecution of Patents Covering any Joint Platform Improvement IP. In the event the Parties are unable to agree on such matters, neither Party shall take any action with respect to such Prosecution.
7.B.6Vir Program Patents. Vir will have the sole right (but not the obligation) to control the Prosecution of any Vir Program Patents.
7.B.7Derived Patents. Vir will have the sole right (but not the obligation) to control the Prosecution of any Derived Patents.
7.B.8Inventions Under Research License. Notwithstanding anything herein to the contrary, without the prior written consent of the other Party, neither Party shall Prosecute any Patents Covering inventions made by such Party pursuant to rights granted to such Party under Section 2.1.6 (Non-Exclusive Amunix Platform Research License) or Section 2.2.2 (Non-Exclusive Amunix Platform Research License), as applicable, or otherwise make any public disclosure regarding such inventions.
7.CEnforcement of Patents.
7.C.1Notice of Infringement Claim. In the event either Party becomes aware of (a) any suspected infringement within the Platform License Field of any Licensed Patent, Platform Improvement IP, Derived Patent, or Vir Program Patent, (b) any proceeding filed pursuant to the BPCIA claiming that any Licensed Patent, Platform Improvement IP, Derived Patent, or Vir Program Patent is invalid or unenforceable or claiming that any Licensed Patent, Platform Improvement IP, Derived Patent, or Vir Program Patent would not be infringed by the making, use, offer for sale, sale or import of a product within the Platform License Field for which a proceeding pursuant to the BPCIA is filed, or any equivalent or similar proceeding in any other jurisdiction in the Territory, or (c) any assertation by a Third Party, whether as a defense, claim or as a counterclaim in any action, in a declaratory judgment or similar action or otherwise relating to any activity within the Platform License Field, that any Licensed Patent, Platform Improvement IP, Derived Patent, or Vir Program Patent is invalid or unenforceable, (each of clauses (a), (b) and (c), an “Infringement”), or would not be infringed, such Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).
7.C.2Licensed Product Patents and Licensed Amunix Sub-Platform Patents. With respect to any Infringement, Vir shall have the first right, but not the obligation, through counsel of its choosing that is reasonably acceptable to Sanofi, to control enforcement of (a) Licensed Product Patents and (b) the Licensed Amunix Sub-Platform Patents against such Infringement at Vir’s sole cost and expense, or to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities in accordance with Section 7.3.6; provided that Vir shall keep Sanofi informed reasonably in advance of all material steps to be taken in the preparation and conduct of such enforcement and shall furnish Sanofi with copies of all pleadings and other documents filed with the court, and all material documents and communications exchanged with the infringing Third Party, and shall consider reasonable input from Sanofi during the course of the conduct of such enforcement. If Vir does not (a) initiate such enforcement (where “initiate” includes making contact with the infringing Third Party) within [***] of learning of such Infringement and (b) diligently pursue such enforcement, including (if appropriate, consistent with such diligent pursuit of enforcement) filing an action within [***] before the time limit, if any, set forth in the Applicable Laws governing the filing of an enforcement action (subject to extension of such period by mutual agreement of the Parties, not to be unreasonably withheld, conditioned or delayed), or earlier notifies Sanofi in writing of its intent not to so initiate or diligently pursue enforcement, and Vir has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Sanofi shall have the right, but not the obligation, to control such enforcement at Sanofi’s sole cost and expense.
7.C.3Licensed Amunix XTEN Platform Patents. With respect to any infringement, Sanofi shall have the sole right, but not the obligation, through counsel of its choosing, to control enforcement of the Licensed Amunix XTEN Platform Patents against any Infringement at its sole cost and expense, or to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities in accordance with Section 7.3.6 (Settlement). With respect to an enforcement action with respect to Infringement of a Licensed Amunix XTEN Platform Patent, to the extent the infringing activity is in the Platform License Field, Sanofi shall keep Vir informed reasonably in advance of all material steps to be taken in the preparation and conduct of such enforcement and shall furnish Vir with copies of all pleadings and other documents filed with the court, and all material documents and communications exchanged with the infringing Third Party, and shall consider reasonable input from Vir during the course of the conduct of such enforcement.
7.C.4Patents Covering Platform Improvement IP. Each Party will have the sole right, but not the obligation, through counsel of its choosing, to control enforcement of any Patents within the Platform Improvement IP that such Party owns pursuant to Section 7.1.5 (Disclosure of Platform Improvement IP) against any Infringement, or to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. The Parties will mutually agree on all matters concerning enforcement of Patents Covering any Joint Platform Improvement IP. In the event the Parties are unable to agree on such matters, neither Party shall take any action with respect to such enforcement.
7.C.5Vir Program Patents. Vir shall have the sole right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Vir Program Patents at its sole cost and expense, or to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities in accordance with Section 7.3.6 (Settlement).
7.C.6Settlement. The Party that controls the enforcement of a given Infringement claim pursuant to Section 7.3 (Enforcement of Patents) also shall have the right to control settlement of such claim, including the right to grant a license, sublicense, covenant not to sue or similar right under the Patents subject to such claim of Infringement in connection with such settlement; provided that without prior written consent of the non-controlling Party (not to be unreasonably withheld, conditioned, or delayed), enter into any such settlement in a manner that diminishes or has an adverse effect on the rights or interest of the non-controlling Party, or in a manner that imposes any costs or liability on, or involves any admission by, the non-controlling Party. Notwithstanding anything herein to the contrary, with respect to any license, sublicense, covenant not to sue or similar right granted in connection with the settlement of an Infringement action, (i) any such sublicense shall not be deemed to be a Sublicense Agreement for purposes hereof, and (ii) the grant of such license, sublicense, covenant not to sue or similar right shall not be deemed to be a Transaction and amounts paid pursuant to thereto shall not be deemed to be Non-Passthrough Income.
7.C.7Cooperation. In the event a Party is entitled to and brings an Infringement action in accordance with this Section 7.3 (Enforcement of Patents), the non-controlling Party shall provide reasonable assistance and cooperation, if requested by the controlling Party at its cost, including being joined as a party plaintiff in such action, providing reasonable access to relevant documents and other evidence and making its employees reasonably available at reasonable business hours. The non-controlling Party shall have the right to be represented in any such action in which it is a party by independent counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and at its own expense.
7.C.8Costs and Recovery. Each Party shall bear its own costs and expenses relating to any Infringement action pursuant to this Section 7.3 (Enforcement of Patents), except as otherwise provided in this Section 7.3 (Enforcement of Patents). Any damages or other amounts collected from any enforcement against such Infringement pursuant to Section 7.3 (Enforcement of Patents), including any amounts paid in connection with a license, sublicense, covenant not to sue or similar right granted under the Patents subject to such claim of Infringement in connection with the settlement of such Infringement action, shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). [***].
7.DDefense of Claims of Infringement by Third Parties. If a Third Party asserts that a Patent or other property right owned or otherwise controlled by it is infringed by the Exploitation of the Licensed Products or Vir Program Products, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. Each Party shall control the defense of any such claim brought against such Party or its Affiliates, at its sole cost and expense, including the right to control settlement of such claim; provided that without prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed), enter into any such settlement in a manner that diminishes or has an adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party.
ARTICLE 8
PHARMACOVIGILANCE AND SAFETY
8.AGlobal Safety Database. Subject to the Transition Plan or other safety data exchange or other applicable pharmacovigilance agreement entered into pursuant to Section 8.2 (Pharmacovigilance Agreement(s)), as between the Parties, Vir will have sole control over, and decision-making authority with respect to, the setting up, holding, and maintaining (at Vir’s sole cost and expense) the global safety database for the Licensed Products and Vir Program Products in the Territory. Where required by Applicable Law, and on Sanofi’s reasonable request, Vir shall provide Sanofi information from the global safety database for the Licensed Products and Vir Program Products.
8.BPharmacovigilance Agreement(s)
. To the extent required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement.
ARTICLE 9
CONFIDENTIALITY AND NON-DISCLOSURE
9.AConfidentiality Obligations. At all times on and after the Execution Date and during the Term and for a period of ten (10) years following termination or expiration of this Agreement, or for as long as Confidential Information that constitutes a trade secret remains a trade secret under Applicable Law, each Party shall, and shall cause its Affiliates and, in the case of Vir as the Receiving Party, shall require its Sublicensees, and with respect to both Parties their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any

Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except in connection with exercising its rights and performing its obligations under this Agreement. “Confidential Information” means any information provided by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products, any information relating to any Exploitation of the Licensed Products or Vir Program Products in the Territory, or the scientific, regulatory or business affairs or other activities of either Party or its Affiliates. The terms of this Agreement and any Know-How included within the Joint Platform Improvement IP will be deemed the Confidential Information of both Parties, with each Party as a Receiving Party. The Licensed Know-How (other than Licensed Know-How that is solely related to a Named Compound as set forth below) and the Know-How within the Sanofi Platform Improvement IP will be treated as the Confidential Information of Sanofi, with Vir as the Receiving Party, for the purposes of this Agreement. From and after the Effective Date, the Vir Program Know-How, Vir Platform Improvement IP, the reports and records delivered by or on behalf of Vir under Section 3.2.2 (Reports) and Section 3.4 (Records), and Licensed Know-How that is solely related to the Named Compounds will be treated as the Confidential Information of Vir, with Sanofi as the Receiving Party, for the purposes of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information that:
9.A.1is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act or omission on the part of the Receiving Party;
9.A.2can be demonstrated was obtained or was already known by the Receiving Party or any of its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party legally in possession thereof that neither the Receiving Party nor any of its Affiliates knew or reasonably should have known was under an obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information;
9.A.3is subsequently received by the Receiving Party from a Third Party legally in possession thereof who is not bound by any obligation of confidentiality with respect to such information; or
9.A.4can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without access or reference to the Disclosing Party’s Confidential Information.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.
9.BPermitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:
9.B.1to its or its Affiliates’ employees, subcontractors, agents, or other commercial partners who require access thereto for the performance of the Receiving Party’s obligations or the exercise of its rights under this Agreement and who are under written obligations of confidentiality and non-use that are substantially similar to the Receiving Party’s obligations hereunder;

9.B.2necessary to comply with Applicable Law including disclosure that a Party is compelled to make in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance with Applicable Law (and subject to Section 9.2.5 if applicable); provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;
9.B.3(i) made by the Receiving Party to a Regulatory Authority as required in connection with, in the case of Vir, any filing, application or submission relating to the Exploitation of any Licensed Compounds, Licensed Products, Vir Program Compounds, or Vir Program Products, or (ii) made to a Third Party in connection with, in the case of Vir, the Exploitation of any Licensed Compounds, Licensed Products, Vir Program Compounds, or Vir Program Products, and in the case of Sanofi, Exploitation of any compounds or products incorporating Vir Platform Improvement IP, or such Receiving Party’s exercise of its rights or performance of its obligations hereunder, provided that such Third Party signs an agreement that contains obligations of confidentiality that are substantially similar to the Receiving Party’s obligations hereunder (except that, with respect to Confidential Information other than trade secrets, the duration of confidentiality term may be shorter than that set forth herein but not less than the period that is six (6) years from the Effective Date hereof);
9.B.4made by the Receiving Party to file or prosecute Patent applications in accordance with the terms of this Agreement;
9.B.5necessary to comply with the rules and regulations of the U.S. Securities and Exchange Commission (or any other securities exchange in any jurisdiction in the Territory) applicable to a Party (each, a “Securities Regulator”), which disclosure is, in the reasonable opinion of the Receiving Party’s counsel, necessary for compliance with the requirements of such securities exchange, including any future initial public offering or other financing event; provided that if a Party intends to submit this Agreement to, or intends to file this Agreement with, any Securities Regulator, such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement;
9.B.6made by the Receiving Party to actual or prospective acquirers, merger candidates, banks or other credit institutions or advisors for financings, or, with respect to Sanofi as the Receiving Party, investors in connection with a transaction in accordance with clause (ii) of Section 14.4.1 (Assignment) or, with respect to Vir as the Receiving Party, actual or prospective investors or Sublicensees (and to its and their respective Affiliates, representatives and financing sources); provided that each such Third Party signs an agreement that contains confidentiality obligations that are substantially similar to the Receiving Party’s obligations hereunder (except that, with respect to Confidential Information other than trade secrets, the obligations under such agreement may expire on the date that is two (2) years after the Effective Date hereof); and provided further that with respect to an actual or prospective Monetization Partner of a Party, such disclosure shall be limited to the terms of this Agreement, reports received pursuant to Section 3.3 (Reports), and any other information reasonably relating to the consideration that has been or may be due to such Party or its Affiliates hereunder (including the amount of payments and the content of reports provided pursuant to Section 6.4.2 (Payment Dates and Reports)).
9.CUse of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not to be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 (Use of Name) shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 9 (Confidentiality and Non-Disclosure)) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 (Use of Name) are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 9 (Confidentiality and Non-Disclosure).

9.DPress Releases. On the Execution Date or promptly thereafter, Vir may issue a press release in a form attached as Exhibit 9.4 (Press Release). On the Effective Date or promptly thereafter, Vir may issue a press release in a form to be approved by Sanofi (such approval not to be unreasonably withheld, conditioned, or delayed). [***].
9.EPublications.
9.E.1Prior Review. A Party desiring to submit a Proposed Publication for publication (the “Publishing Party”) shall provide the other Party (the “Reviewing Party”) with a copy of such Proposed Publication at least [***] prior to submission for publication (“Review Period”) in order to allow the Reviewing Party an opportunity to review and comment on the Proposed Publication, such comments to be reasonably taken into account by the Publishing Party. The Reviewing Party shall notify the Publishing Party in writing if the Reviewing Party has an objection to disclosure of its Confidential Information in the Proposed Publication. Upon request, the Publishing Party shall remove any Confidential Information of the Reviewing Party or otherwise make such reasonable revisions to the Proposed Publication to the satisfaction of the Reviewing Party.
9.E.2Contribution. Further, any Proposed Publication made by or on behalf of Vir, its Affiliates, or its or their Sublicensee shall acknowledge the contributions of Sanofi or any of its Affiliates according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
9.FCertain Press Releases and Other Disclosures Prior to the Effective Date. Notwithstanding anything to the contrary in Section 9.4 (Press Releases, if prior to the Effective Date, Sanofi intends to issue any press release or other similar public communication or otherwise publicly disclose any Licensed Know-How that is solely related to the Named Compounds, Sanofi shall provide Vir with a copy of such press release or other similar public communication or public disclosure at least [***] prior to issuance to allow Vir an opportunity to review and comment thereon, and Sanofi will consider any such comments in good faith.

9.GDestruction of Confidential Information. Within [***], the Receiving Party shall promptly destroy all documentary, electronic, or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.AMutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:
10.A.1Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, (c) is duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of formation, and (d) has taken all corporate action necessary to enter into and perform this Agreement.
10.A.2Binding Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.
10.A.3No Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
10.A.4Government Authorization. Except as contemplated by ARTICLE 13 (Government Approvals) or as may be required to Exploit Licensed Compounds, Licensed Products, Vir Program Compounds, and Vir Program Products, no other government authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, under any Applicable Law in effect as of the Effective Date, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by such Party of its obligations under this Agreement.
10.A.5No Debarment. As of the Effective Date, neither such Party nor any of its Affiliates, nor any of its or their respective officers, employees or agents, has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA (21 U.S.C. § 335a) or analogous provisions of Applicable Law outside the United States or is listed on any excluded list, and neither such Party nor any of its Affiliates has, to its or its Affiliates’ knowledge, used in any capacity, in connection with the activities to be performed under this

Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or who is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States or is listed on any excluded list.
10.BRepresentations and Warranties of Sanofi. Sanofi hereby represents and warrants to Vir, as of the Effective Date, that:
10.B.1Licensed Patents. Sanofi and/or its Affiliate is the sole owner of the Licensed Patents.
10.B.2Licensed Know-How. Sanofi and/or its Affiliate Controls the Licensed Know-How.
10.B.3Prosecution; Validity and Enforceability. To the knowledge of those specific personnel employed by Sanofi or its Affiliates as of the Execution Date having responsibility for Prosecution matters involving the Licensed Patents, [***], since the Acquisition Date, Sanofi and its Affiliates have not received any written notice of any claim made by any Person (other than a Governmental Authority, e.g. a patent office such as the European Patent Office or the United States Patent and Trademark Office) against Sanofi or its Affiliates that alleges that any Licensed Product Patent is invalid or unenforceable.
10.B.4Litigation and Disputes. To the knowledge of those specific personnel employed by Sanofi or its Affiliates as of the Execution Date having responsibility for litigation matters involving Licensed Patents, [***], since the Acquisition Date, there have been no claims, judgments, settlements, disputes, or arbitration, pending or threatened, against Sanofi or any of its Affiliates (i) that would reasonably be expected to have a material adverse effect on or restrict the ability of Sanofi to consummate or perform the transactions and obligations contemplated under this Agreement, or (ii) that have had a material adverse effect on (a) the Licensed Patents, or Sanofi’s ownership of any of the foregoing, or (b) the Licensed Compounds or Licensed Products existing as of the Effective Date.
10.B.5No Misappropriation or Infringement. To the knowledge of those specific personnel employed by Sanofi or its Affiliates as of the Execution Date having responsibility for Infringement matters related to the Exploitation of the Licensed Compounds or Licensed Products and [***], since the Acquisition Date, Sanofi and its Affiliates have not received any written notice of any Third Party Claim that any intellectual property right controlled by a Third Party would be infringed, misappropriated or otherwise violated by the Exploitation of the Licensed Compounds or Licensed Products by or on behalf of Sanofi or its Affiliates prior to the Execution Date, or by the Exploitation of the Licensed Compounds, or Licensed Products as contemplated under this Agreement in accordance with this Agreement. To the knowledge of those specific personnel employed by Sanofi or its Affiliates as of the Execution Date having responsibility for such Infringement matters and [***], since the Acquisition Date, no Third Party is infringing, misappropriating, or otherwise violating any rights in or to the Licensed Patents, Licensed Know-How, or Licensed Materials.
10.B.6Assignments. To the knowledge of those specific personnel employed by Sanofi or its Affiliates as of the Execution Date having responsibility for intellectual property matters relating to the Licensed Patents and [***], since the Acquisition Date, no dispute regarding inventorship, authorship or ownership has been alleged or threatened with respect to any Licensed Patent.
10.B.7Government Funding and Rights. To the knowledge of those specific personnel employed by Sanofi or its Affiliates as of the Execution Date having responsibility for Prosecution matters involving the Licensed Patents, the inventions made since the Acquisition Date and claimed in the Licensed Patents with priority dates after the Acquisition Date were not conceived, discovered, developed or otherwise made as a result of any research activities funded, in whole or in part, by the federal government of the United States (or any agency thereof).
10.CCovenants of Each Party. Each Party hereby covenants to the other Party that during the Term:
10.C.1No Debarment. Neither Vir nor any of its Affiliates, or in connection with performance under the Transition Plan, Sanofi or its Affiliates, will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been suspended, proposed for debarment or debarred under 21 U.S.C. §335a or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including, but not limited to the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any U.S. federal agency or program. Such Party shall inform the other Party in writing promptly if it or any Person who is performing activities hereunder becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible or receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility.
10.DCovenants of Sanofi.
10.D.1Prior to the Effective Date.
(i)From the Execution Date until the Effective Date, except (1) as otherwise provided in this Agreement, (2) as required by Applicable Law or any contract in existence as of the Execution Date and disclosed to Vir, (3) for any actions taken by Sanofi that are necessary to consummate the transactions contemplated by this Agreement, or (4) as consented to in writing by Vir, which consent shall not be unreasonably withheld, conditioned, or delayed, Sanofi shall not, and shall cause its Affiliates not to:
(a)sell, assign, transfer, or otherwise dispose (other than the abandonment of any Licensed IP identified as being closed in Schedule 1.111 (Licensed Product Patents), Schedule 1.102 (Licensed Amunix Sub-Platform Patents), or Schedule 1.103 (Licensed Amunix XTEN Platform Patents)) of any of the Licensed IP, except in connection with an assignment permitted under Section 14.4 (Assignment), grant any license under the Licensed IP that would conflict with the exclusive licenses and the Co-Exclusive license granted to Vir under Section 2.1 (Grants to Vir) as of the Effective Date;
(b)disclose any Licensed Know-How, or other Confidential Information to be provided to Vir under the Transition Plan in a manner that has a material adverse effect on the Named Compounds or the Amunix Platform, except pursuant to protective confidentiality and non-disclosure obligations or as required by Applicable Law;
(c)terminate, waive, abandon, cancel, or otherwise dispose of, or take any action or fail to take any action that would reasonably be expected to result in any permanent loss, lapse, abandonment, cancellation, invalidity or unenforceability of, any Licensed Product Patent the status of which is identified as pending or issued in Schedule 1.111 (Licensed Product Patents) or Licensed Amunix Sub-Platform Patents the status of which is identified as pending or issued in Schedule 1.102 (Licensed Amunix Sub-Platform Patents), in whole or in part (other than in the ordinary course of prosecution consistent with past practice); or
(d)authorize, agree, or commit to do any of the foregoing.

10.D.2Assignment or Disposal of Licensed IP. During the Term, Sanofi will not sell, transfer, assign, pledge, or otherwise dispose of ownership of any Licensed Patent or Licensed Know-How to any Third Party, except in connection with an assignment permitted under Section 14.4 (Assignment).
10.EDISCLAIMER OF WARRANTY. VIR HEREBY ACKNOWLEDGES AND AGREES THAT NEITHER SANOFI NOR ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON HAS MADE OR IS MAKING, AND VIR INDEMNITEES HAVE NOT RELIED UPON AND ARE NOT RELYING UPON, ANY REPRESENTATIONS OR WARRANTIES, PROJECTION, FORECAST OR STATEMENT, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 10.1 (MUTUAL REPRESENTATIONS AND WARRANTIES) AND SECTION 10.2 (REPRESENTATIONS AND WARRANTIES OF SANOFI).
10.FADDITIONAL WAIVER. VIR HEREBY ACKNOWLEDGES AND AGREES THAT: (A) EXCEPT FOR THE BREACH OF SECTION 10.2 (REPRESENTATIONS AND WARRANTIES OF SANOFI), SANOFI WILL HAVE NO LIABILITY TO VIR FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENCE OR OTHER HANDLING OF THE LICENSED PATENTS; (B) VIR IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN VIR’S CONTEMPLATED EXPLOITATION OF LICENSED PRODUCTS, AND VIR ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION; (C) SANOFI MAKES NO REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OF THE LICENSED KNOW-HOW; (D) VIR IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED KNOW-HOW HAS APPLICABILITY OR UTILITY IN VIR’S CONTEMPLATED EXPLOITATION OF LICENSED PRODUCTS, AND VIR ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.
ARTICLE 11
INDEMNITY
11.AIndemnification of Sanofi. Vir shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees, and agents (collectively, “Sanofi Indemnitees”), and defend and hold each of them harmless, from and against [***].
11.BIndemnification of Vir. Sanofi shall indemnify Vir, its Affiliates and its and their respective directors, officers, employees, and agents (collectively, “Vir Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: [***].
11.CNotice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Vir Indemnitee shall be made solely by Sanofi or Vir, as applicable (each of Sanofi or Vir in such capacity, the “Indemnified Party”; and the Party owing the indemnification obligation under this Agreement, the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 (Indemnification of Sanofi), or Section 11.2 (Indemnification of Vir), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice other than in the event such delay materially prejudices the Indemnifying Party’s ability to defend the applicable claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
11.DControl of Defense.
11.D.1Control of Defense. The Indemnifying Party will assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Vir Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Vir Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Vir Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Vir Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Vir Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.
11.D.2Right to Participate in Defense. Without limiting Section 11.4.1 (Control of Defense), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (b) the interests of the Indemnified Party and any Sanofi Indemnitee or Vir Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.
11.D.3Settlement. [***].
11.D.4Cooperation. The Indemnified Party shall, and shall cause each Sanofi Indemnitee or Vir Indemnitee, as applicable, to cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Vir Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Vir Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.D.5Expenses. [***].
11.ELimitation on Damages and Liability. [***].
11.FInsurance. [***]. Such insurance will be maintained with a reputable insurance carrier(s) or through self-insurance, and will notably include Commercial General Liability and Products Liability (including clinical trials liability) insurance, and if applicable, workers’ compensation/Employers Liability in the relevant jurisdiction where the work is being performed, and automobile liability insurance if vehicles will be on premises or used in servicing contract, and cyber coverage addressing privacy & confidentiality breach cover and network security cover (whether through an extension to a liability policy or a stand-alone policy). Vir shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Vir of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.
ARTICLE 12
TERM AND TERMINATION
12.ATerm.
12.A.1Term. The term of this Agreement (other than Article 13 (Government Approvals) and any other provision in this Agreement specifically referencing the Execution Date, each of which is binding and effective as of the Execution Date) shall commence on the Effective Date and shall, unless earlier terminated in accordance with this Article 12 (Term and Termination), continue (a) with respect to each Licensed Product and Vir Program Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product or Vir Program Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product or Vir Program Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”).
12.A.2Expiry of Royalty Term. Upon expiry of the Royalty Term with respect to a Licensed Product or Vir Program Product in a particular country, the license granted to Vir in Section 2.1 (Grants to Vir) with respect to such Licensed Product or Vir Program Product in such country will become fully paid-up, perpetual, and irrevocable.
12.BTermination of this Agreement for Material Breach. In the event that either Party is in material breach of this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement in its entirety upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate; provided however that (a) the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] cure period; (b) if such breach is not reasonably capable of cure within the Termination Notice Period, the Breaching Party may submit a cure plan reasonably acceptable to the Complaining Party prior to the end of the Termination Notice Period, in which case the Termination Notice Period shall be extended for so long as the Breaching Party is using reasonable efforts to implement such cure plan; and (c) if the Breaching Party disputes in good faith (i) whether it has materially breached this Agreement, (ii) whether such material breach is reasonably curable within the cure period, (iii) whether it has cured such material breach within the cure period, or (iv) whether the relevant breach primarily relates to one or more (but not all) Licensed Products or Vir Program Products, then (y) the dispute will be resolved pursuant to Section 14.6 (Dispute Resolution) and, during the pendency of such dispute resolution procedure, this Agreement may not be terminated and the Parties shall continue to perform all of their respective obligations that are not in dispute, and (z) the Complaining Party shall not have the right to terminate this Agreement under this Section 12.2 (Termination of this Agreement for Material Breach) unless and until (1) a final decision under Section 14.6 (Dispute Resolution) determines that such breach exists and such breach then remains uncured and (2) such Breaching Party fails to cure such breach within [***] (or, with respect to a payment breach, [***] following such decision. Notwithstanding the foregoing, if the material breach and failure to cure contemplated by this Section 12.2 (Termination of this Agreement for Material Breach) is with respect to Vir’s Development diligence obligations under Section 3.2.2 (Developmental Diligence) or Vir’s Commercialization diligence obligations under Section 5.2 (Commercialization Diligence), with respect to any Licensed Product or Vir Program Product, but not all Licensed Products or Vir Program Products, as applicable, Sanofi shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the applicable Licensed Product or Vir Program Product unless one or more other Licensed Products have previously been terminated pursuant to this Section 12.2 (Material Breach), in which case, Sanofi may terminate this Agreement and with respect to all Licensed Products upon having the right to terminate this Agreement with respect to a second Licensed Product.
12.CTermination by Vir for Convenience. Vir may terminate this Agreement in its entirety, or on a License Product-by-Licensed Product or Vir Program Product-by-Vir Program Product basis, for any or no reason, upon (i) [***] prior written notice to Sanofi if there has been no First Commercial Sale of such Licensed Product or Vir Program Product and (ii) [***] prior written notice to Sanofi after First Commercial Sale of such Licensed Product or Vir Program Product, provided that Vir may not exercise the right to terminate for convenience with respect to any Licensed Product prior to the end of the Milestone Period.

12.DTermination by Sanofi for Patent Challenge. In the event that Vir or any of its Affiliates or Sublicensees institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body anywhere in the Territory, including the U.S. Patent and Trademark Office or its counterparts in another jurisdiction, any claim, demand, action or cause of action for declaratory relief, damages, or any other remedy or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable, or otherwise not patentable or would not be infringed by Vir’s activities contemplated by this Agreement absent the rights and licenses granted hereunder (such activity a “Patent Challenge”), Sanofi may terminate this Agreement on [***] prior written notice to Vir. Notwithstanding the foregoing, Sanofi will not have a right to terminate this Agreement pursuant to this Section 12.4 (Termination for Patent Challenge) where the Patent Challenge is made by Vir, its Affiliates or Sublicensees (a) with the prior written consent of Sanofi, to be granted in Sanofi’s sole discretion, requesting reissue, reexamination, post-grant proceeding or any other administrative proceeding filed or requested to be filed by Vir or its Affiliates or Sublicensees with respect to any Licensed Patent, in a good faith effort to (i) reinforce the patentability, validity or enforceability of such Patent or (ii) expand the claim scope of such Patent with respect to any Licensed Product or Vir Program Product; (b) in response to a valid subpoena or other request for information in a judicial or arbitration proceeding that is a Patent Challenge brought by a Third Party, solely to the extent required by Applicable Law or court order; or (c) in defense of an assertion of the applicable Licensed Patent by Sanofi against Vir or its Affiliates or Sublicensees. Further, this Section 12.4 (Termination for Patent Challenge) shall not apply if: (x) the applicable Patent Challenge is dismissed or withdrawn within [***] of Sanofi’s notice to Vir under this Section 12.4 (Termination for Patent Challenge) and not thereafter continued and no filings or appearances adverse to Sanofi are made by Vir or its Affiliates after such notice, (y) the applicable Patent Challenge is commenced by a Third Party that after the Effective Date acquires or is acquired by Vir or any of its Affiliates or Sublicensees, whether by stock purchase, merger, asset purchase, or otherwise, provided that such Patent Challenge commenced prior to the execution of a definitive agreement for such acquisition and is terminated within [***] of Sanofi’s notice to Vir under this Section 12.4, or

(z) with respect to any such challenge by any such Sublicensee, Vir terminates the sublicense granted to such Sublicensee under Section 2.5 (Sublicenses) within [***] of Sanofi’s notice to Vir under this Section 12.4 (Termination for Patent Challenge).
12.ETermination for Failure or Delay to Obtain Antitrust Clearance. The Agreement may be terminated as provided in Section 13.2 (Filings).
12.FTermination Upon Insolvency. Each Party shall have the right to immediately terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] after the filing thereof, (c) proposes or is a party to any dissolution or liquidation, or (d) makes an assignment for the benefit of its creditors.
12.GRights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that any licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Party subject to such bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding upon written request therefor by such other Party. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.
12.HModification in Lieu of Termination. If, after the applicable cure period and tolling period for any dispute, Vir has the right to terminate this Agreement pursuant and subject to Section 12.2 (Termination of this Agreement for Material Breach) where Sanofi is in material breach of this Agreement as a result of Sanofi’s breach of Section 2.6.1 or 2.6.2 (Exclusivity) or ARTICLE 9 (Confidentiality), then Vir may, in lieu of termination, by written notice to Sanofi, elect to continue this Agreement as modified by this Section 12.8 (Modification in Lieu of Termination), in which case, effective as of the date Vir delivers such notice of such election to Sanofi:

12.H.1 [***];
12.H.2[***];
12.H.3[***];
12.H.4[***].
12.IConsequences of Termination. In the event of a termination of this Agreement in whole or in part, and for clarity, expiration of this Agreement in whole or in part):

12.I.1Licenses to Vir. All licenses granted to Vir and its Affiliates hereunder shall immediately terminate.
12.I.2Licenses to Sanofi. All licenses granted to Sanofi and its Affiliates under this Agreement shall continue in effect.
12.I.3Termination and Reversion. The Parties will take all steps reasonably necessary to effectuate, as soon as reasonably practicable, a smooth, safe, and efficient wind-down of Vir’s Exploitation of the Reversion Products and, to the extent requested by Sanofi, the transition to Sanofi all rights to the Reversion Products in accordance with this Section 12.9 (Consequences of Termination). The Parties will promptly enter into good faith, collaborative discussions regarding such termination and reversion.
12.I.4Costs of Reversion. [***].
12.I.5Reversion Activities. To the extent requested by Sanofi (which request may include all or any part of the items listed below), to the extent permitted by Applicable Law, Vir shall promptly (and in accordance with the Termination Agreement, entered into by the Parties):
(i)assign, and hereby does assign, to Sanofi all of its right, title and interest in and to, and transfer possession to Sanofi of, all Data, Regulatory Documentation and Regulatory Approvals then in its name solely applicable to any Reversion Product and notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer and grant a right of reference to all other Regulatory Documentation and Regulatory Approvals then in its name and applicable to any Reversion Product;
(ii)commence the transition or wind-down (at Sanofi’s direction) of the conduct of any on-going Clinical Studies regarding the Reversion Product to Sanofi;
(iii)grant the rights set forth in Section 12.9.8 (Reversion License);
(iv)assign, and hereby does assign, and shall cause its Affiliates (as applicable) to assign, to Sanofi, effective as of the effective date of such termination, all of Vir’s (or its Affiliate’s) right, title, and interest in and to all trademarks solely used or held for use with any Reversion Product;
(v)transfer to Sanofi the global safety database for the Reversion Products in the Territory;
(vi)[***];
(vii)to the extent Vir is Commercializing any Reversion Product at the time of termination, conduct reasonably-required Commercialization activities in a manner reasonably determined by the Parties for a transition period reasonably necessary for Sanofi to assume the conduct of such Commercialization activities of the Reversion Products independent of Vir and its Affiliates; provided that Sanofi and Vir acknowledge and agree that such activities are intended to be transitional in nature and the Parties will use their best efforts to complete such transition as soon as reasonably possible; and
(viii)execute and deliver, or require its Affiliates, Sublicensees and subcontractors, to execute and deliver, to the other Party all documents that are necessary to fulfill the obligations of this Section 12.9 (Consequences of Termination).

12.I.6Reversion Assignment and Assumption Agreement. In the event that this Agreement is terminated in its entirety before the end of the Milestone Period, the Parties will enter into an assignment and assumption agreement substantially on the terms of the Assignment and Assumption Agreement (mutatis mutandis), under which Vir would assign to Sanofi and Sanofi would assume from Vir all of the rights assumed by Vir under the Assignment and Assumption Agreement.
12.I.7Termination Agreement. The Parties will promptly, and no later than [***] following the effective date of termination, negotiate and enter into a termination agreement (the “Termination Agreement”), such period to be extended automatically if the Parties are continuing to diligently negotiate in good faith. The Termination Agreement will cover all matters reasonably necessary to effectuate a smooth, safe, and efficient wind-down of Vir’s Exploitation of the Reversion Products, and transition to Sanofi of rights to the Reversion Products in accordance with this Section 12.9 (Consequences of Termination). For clarity, if the Parties fail to comply with this Section 12.9.7 (Termination Agreement), Sanofi will still have all other rights set forth in this Section 12.9 (Consequences of Termination). In the event of a conflict between this Agreement and the Termination Agreement, this Agreement shall govern except to the extent expressly set forth otherwise in the Termination Agreement.
12.I.8Reversion License. Upon termination, [***].
12.JAccrued Rights; Surviving Obligations.
12.J.1Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
12.J.2Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 2.2.1 (Non-Exclusive License under Derived Patents and Vir Platform Improvement IP), Section 2.2.3 (Non-Exclusive License to Derived Patents in the Platform License Field), Section 2.5 (Sublicenses) (solely with respect to any Sublicense Agreement surviving termination in accordance with Section 2.5 (Sublicenses)), Section 2.7 (Retention of Rights), Section 2.8 (No Implied Rights), Section 2.13.3 (No Third Party Beneficiaries), Section 2.13.4 (Non-Solicitation) (for the time period set forth therein), Section 2.13.5 (Release), Section 7.1.1 (General), Section 7.1.2 (Background IP), Section 7.1.3 (Licensed IP), Section 6.11 (Audit) (for the time period set forth therein), Section 6.12 (Audit Dispute), Section 6.13 (Confidentiality) solely with regard to the auditable period up to the effective date of termination, Section 7.4 (Defense of Claims of Infringement by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination, Section 10.5 (Disclaimer of Warranty), Section 12.1.1 (Term) solely with respect to the final sentence thereof, Section 12.1.2 (Expiry of Royalty Term), Section 12.7 (Rights in Bankruptcy), Section 12.9 (Consequences of Termination) and this Section 12.10 (Accrued Rights; Surviving Obligations), Article 1 (Definitions) to the extent necessary to give effect to surviving provisions, Article 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments, Article 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1 (Confidentiality Obligations), Article 11 (Indemnity), provided that Section 11.6 (Insurance) shall survive only with respect to insurable events which occurred during the period prior to termination or expiration, and Article 14 (Miscellaneous) to the extent necessary to give effect to surviving provisions.
ARTICLE 13
GOVERNMENT APPROVALS

13.AEfforts. Each of Vir and Sanofi will use its reasonable best efforts to remove promptly any and all impediments to consummation of the transactions contemplated by this Agreement, including by: (a) obtaining government antitrust clearance, (b) cooperating in good faith with any Governmental Authority investigation, and (c) if requested by a Governmental Authority, promptly producing any documents and information and providing witness testimony. Notwithstanding anything to the contrary in this Agreement, this Section 13.1 (Efforts) and the term “reasonable best efforts” do not require that either Party to agree to (a) the sale, divestiture, license, hold separate, transfer, or other disposal of any assets, operations, rights, product lines, business, or interests therein of a Party or any of its Affiliates, or (b) otherwise take any action that limits the freedom of action with respect to any of the businesses, product lines or assets of a Party or any of its Affiliates or any portion thereof, including any restraint, prohibition or limitation on the ownership, operation or conduct of all or any portion of the businesses or assets of a party or any of its Affiliates in any part of the world (collectively, an “Antitrust Remedy”). Nothing in this Section 13.1 (Efforts) or otherwise in this Agreement shall require a Party in connection with any HSR/Antitrust Filing to litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Regulatory Authority seeking to impose any Antitrust Remedy.
13.BFilings. As soon as reasonably practicable following the Execution Date (but no later than [***] following the Execution Date unless otherwise agreed to in writing by the Parties), each of Vir and Sanofi will prepare and submit to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any HSR/Antitrust Filing required of it under the HSR Act and, as soon as practicable, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law as determined in the reasonable opinion of either Party with respect to the transactions contemplated by this Agreement. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR/Antitrust Filing. Each Party will be responsible for its own costs and expenses associated with any HSR/Antitrust Filing; provided, however, that the Parties will share equally all fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which penalties will be the sole financial responsibility of such Party) required to be paid to any Governmental Authority in connection with making any such HSR/Antitrust Filing. In the event that the Parties make an HSR/Antitrust Filing under this Section 13.2 (Filings) and such HSR/Antitrust Filing has not been approved by the applicable Governmental Authority, this Agreement may terminate at the election of either Party, immediately upon notice to the other Party, upon the occurrence of the Outside Date. Notwithstanding any provision to the contrary in this Agreement, except for the terms and conditions of this Article 13 (Government Approvals), none of the terms and conditions contained in this Agreement will be effective until the Effective Date.
13.CInformation Exchange. Each of Vir and Sanofi will, in connection with any HSR/Antitrust Filing: (a) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated by this Agreement; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) to the extent practicable, permit the other Party or its counsel to review in advance any submission, filing, or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the business of the disclosing Party or other sensitive information in the judgment of such disclosing Party. Each of Vir and Sanofi, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Article 13

(Government Approvals) as “Antitrust Counsel Only Material” and may redact discussions of the transaction value. Such Antitrust Counsel Only Material and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Vir or Sanofi, as the case may be) or its legal counsel.
ARTICLE 14
MISCELLANEOUS
14.AForce Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, explosions, failures of public utilities or common carriers, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions, or delays in acting by any Governmental Authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within [***] after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
14.BConstruction. Except where the context otherwise requires, (a) wherever used, the singular shall include the plural, the plural the singular; (b) the use of any gender shall be applicable to all genders; (c) the word “or” is used in the inclusive sense (and/or); (d) the terms “including,” “include,” and “includes” as used herein shall be deemed to be followed by the phrase “without limitation” and shall not limit the generality of any description preceding such term; (e) the word “will” will be construed to have the same meaning and effect as the word “shall,” and vice versa; (f) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (g) any reference herein to any Person will be construed to include the Person’s successors and assigns; (h) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) all references herein to Articles, Sections, Exhibits or Schedules will be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; (j) except as otherwise expressly set forth herein, provisions that require that a Party or the Parties “agree,” “consent,” “approve” or the like will require that such agreement, consent, approval or the like be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (k) references to any specific law, rule or regulation, or any article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, together with all rules and regulations promulgated thereunder or respect thereto; and (l) references in this Agreement to “day” or “days” means calendar days unless expressly specified as “Business Day” or “Business Days”. Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment may be made, or such action may be taken, on the next Business Day following such day. The captions and headings of this Agreement are for convenience of reference only and in no way define, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. No prior draft of this Agreement may be used in the interpretation or construction of this Agreement. The language of this Agreement shall be English and no rule of strict construction shall be applied against either Party.
14.CExport Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority in accordance with Applicable Law.
14.DAssignment.
14.D.1Assignment. From and after the Execution Date, neither Party may sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided that (i) each Party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate, (b) in its entirety to a Third Party that acquires or is such Party’s successor in interest to all or substantially all of its assets to which this Agreement relates (whether in connection with a merger, reorganization, acquisition, sale of equity or assets, or otherwise); provided that such successor shall agree in writing to assume all obligations of the assigning Party under this Agreement and be bound by the terms and conditions of this Agreement and (ii) Sanofi may, without such consent, assign or transfer, in whole or in part, (x) its right to receive payments of any kind owed to it hereunder to one or more Third Parties (each, a “Monetization Partner”), provided, that, no such assignment shall require Vir to pay any royalties or milestones for a Licensed Product or Vir Program Product to more than one Monetization Partner (or more than one account for the benefit of multiple Monetization Partners) for such Licensed Product or Vir Program Product, or (y) this Agreement and its rights and obligations hereunder to any assignee or transferee of the Licensed Amunix XTEN Platform Patents; provided that such assignee or transferee shall agree in writing to assume all relevant obligations of Sanofi under this Agreement and be bound by the relevant terms and conditions of this Agreement, including Sanofi’s covenants in respect of the Licensed Amunix XTEN Platform Patents under ARTICLE 2 (Grant of Rights; Exclusivity) and ARTICLE 7 (Intellectual Property). Furthermore, the assigning Party shall notify the other Party of the transfer of this Agreement, or such Party’s rights or obligations hereunder, within [***] after the earlier of execution or public announcement of any agreement purporting to affect such assignment.
14.D.2Violation. Any attempted assignment or delegation in violation of this Section 14.4 (Assignment) shall be void and of no effect.
14.D.3Successors and Permitted Assigns. All validly assigned and delegated rights and obligations of a Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be.
14.ESeverability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.
14.FDispute Resolution.
14.F.1Executive Negotiations. If a dispute arises between the Parties out of or in connection with this Agreement, including the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. If, after [***] from a Party’s receipt of notice of such Dispute (or such other longer time period, if any, as the Parties may agree upon in writing as part of good faith negotiations), such Dispute has not been resolved, then such Dispute shall be referred to the Executive Officers or their designees by written notice (“Escalation Notice”) for attempted resolution of the Dispute by good faith negotiations. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties.
14.F.2Dispute Resolution. If the Executive Officers are unable to resolve such Dispute within [***] of the date of the Escalation Notice (or such other longer time period, if any, as the Parties may agree upon in writing as part of good faith negotiations), then either Party shall be free to initiate litigation and seek such remedies as may be available.
14.GGoverning Law, Jurisdiction, Venue and Service.
14.G.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Notwithstanding any provision to the contrary set forth in this Agreement, the interpretation and construction of any Patents shall be governed in accordance with the laws of the jurisdiction in which such Patents were filed or granted, as the case may be.
14.G.2Jurisdiction. Subject to this Section 14.7 (Governing Law, Jurisdiction, Venue and Service) and Section 14.12 (Equitable Relief), the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. Except as limited by Applicable Law, each Party hereby irrevocably waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any Party hereto in the negotiation, administration, performance, or enforcement hereof.
14.G.3Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement either in the United States District Court for the Southern District of New York or, if such action, suit or proceeding may not be brought in such court for jurisdictional reasons, in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
14.G.4Service. Each Party agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.8.2 (Address for Notice) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.G.5Immediate Harm. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation immediately if it believes such action is necessary to prevent irreparable harm to that Party.
14.HNotices.
14.H.1Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered (a) by internationally recognized overnight delivery service that maintains records of delivery or (b) by electronic mail with a copy sent according to item (a) (unless delivery service according to item (a) is not feasible at the applicable time due to any Force Majeure Event), addressed to the Parties at their respective addresses specified in Section 14.8.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.8 (Notices). Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service or upon confirmed email delivery. This Section 14.8 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
14.H.2Address for Notice
If to Vir, to:

Vir Biotechnology, Inc.
1800 Owens Street, Suite 900
San Francisco, CA 94158
Attention: [***]
Email: [***]

With a copy (receipt of which will not constitute notice) to:
Ropes & Gray LLP
1900 University Ave Floor 6
East Palo Alto, CA 94061
Attention: [***]
Email: [***]

If to Sanofi, to:

Sanofi – Global Alliance Management
450 Water Street
Cambridge, MA 02141
Attention: [***]
Email: [***]
With copies (receipt of which will not constitute notice) to:
Sanofi – Global Business Development & Licensing
450 Water Street

Cambridge, MA 02141
Attention: [***]
Email: [***]
-and-
Sanofi – Transactions Legal
46 avenue de la Grande Armée
75017 Paris, France Attention: [***]
Email: [***]; [***]
-and-
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: [***]
Email: [***]
14.IAlliance Managers. Within [***] after the Effective Date, each Party shall appoint, and notify the other Party of the identity of, a representative having the appropriate qualifications to act as its alliance manager under this Agreement. Such alliance managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Vir’s Development and Commercialization activities under this Agreement. The alliance managers shall also be primarily responsible for facilitating the flow of information between the Parties. Each Party may replace its alliance manager at any time upon written notice to the other Party.
14.JEntire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Sanofi and Vir [***], and as of the Execution Date, any and all disclosures of Confidential Information between the Parties concerning the Licensed Compounds and Licensed Products shall be governed by this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, or supplement of or to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
14.KEnglish Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
14.LEquitable Relief. The Parties acknowledge and agree that the restrictions set forth in Section 2.6 (Exclusivity) or Article 9 (Confidentiality and Non-Disclosure) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 2.6 (Exclusivity) or Article 9 (Confidentiality and Non-Disclosure) may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 2.6 (Exclusivity) or Article 9 (Confidentiality and Non-Disclosure), the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Notwithstanding any provision to the contrary set forth in Section 14.6 (Dispute Resolution) or this Section 14.12 (Equitable Relief), nothing in this Agreement is intended, or should be construed, to limit either Party’s right to equitable relief for a breach of any other provision of this Agreement.
14.MWaiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.
14.NNo Benefit to Third Parties. The representations, warranties, covenants, and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.
14.OFurther Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or appropriate or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
14.PRelationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Vir, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Sanofi, on the one hand, nor Vir, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action or incur any liabilities, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
14.QPerformance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Each Party may exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains such Party’s Affiliate), provided that such Party shall remain liable under this Agreement for the prompt performance of all of its obligations under this Agreement and for the Affiliate’s compliance with the terms of this Agreement, including such Affiliate’s adherence to all waivers, disclaimers and limitations in this Agreement in favor of the other Party hereunder.
14.RRepresentation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

14.SCounterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by digital transmission (e.g., in portable document format (PDF)) using electronic signatures and such signatures shall be deemed to bind each Party as if they were ink signatures.
[SIGNATURE PAGE FOLLOWS]

This Agreement is executed by the authorized representatives of the Parties as of the date first written above.

Amunix Pharmaceuticals, Inc.	Vir Biotechnology, Inc.
By: Name: [***] Title: [***]	By: Name: Marianne De Backer, M.Sc., Ph.D., MBA Title: Chief Executive Officer and Director

Exhibit 9.4
Press Release

Vir Biotechnology Acts on Expanded Strategy of Powering the Immune System Through Exclusive Worldwide License Agreement with Sanofi for Multiple Potential Best-in-Class Clinical-Stage T-cell Engagers

– Bolsters clinical pipeline and adds near-term value creation opportunities –

– Licenses proprietary masking platform with goal of minimizing off-tumor toxicity and offering expanded therapeutic index in patients –

– Strategic deal highly synergistic with Vir’s mAb engineering platform and T-cell biology expertise –

SAN FRANCISCO, August 1, 2024 – Vir Biotechnology, Inc. (Nasdaq: VIR) today announced that it has entered into an exclusive worldwide license agreement with Sanofi for three clinical-stage masked T-cell engagers (TCEs) and exclusive use of the protease-cleavable masking platform for oncology and infectious diseases, acquired by Sanofi from Amunix Pharmaceuticals. The clinical-stage assets include SAR446309 (AMX-818), a dual-masked HER2-targeted TCE; SAR446329 (AMX-500), a dual-masked PSMA-targeted TCE; and SAR446368 (AMX-525), a dual-masked EGFR-targeted TCE. Sanofi’s proprietary masking platform can be applied to TCEs, cytokines, and other molecules by exploiting the intrinsically high protease activity of the tumor microenvironment to specifically activate drugs in tumor tissues. The selective activation of the molecules in the tumor microenvironment potentially increases the therapeutic index (TI) and mitigates toxicities associated with the systemic immune activation seen with traditional TCEs.

"At Vir, the cornerstone of our commitment is and always will be patient-centered, with the aim to advance transformative medicines for patients facing severe diseases with unmet medical needs. Despite recent innovation in cancer therapeutics, the prognosis for many patients remains poor and treatment-associated toxicity is a major problem," said Marianne De Backer, M.Sc., Ph.D., MBA, Vir’s Chief Executive Officer. “These potential best-in-class T-cell engagers aim to help address these problems and further us in our mission of powering the immune system to transform lives.”

This deal announcement coincides with the Company’s statement today on its strategic restructuring initiatives to prioritize its clinical-stage pipeline opportunities.

Sanofi’s masking platform has yielded three promising clinical-stage TCE programs:

•SAR446309 is a dual-masked HER2xCD3 TCE in Phase 1 clinical study including participants with metastatic treatment resistant HER2+ tumors such as breast and colorectal cancers. Increasing the TI through this proprietary dual masking may allow for both monotherapy and combinations with checkpoint inhibitors.
•SAR446329 is a dual-masked PSMAxCD3 TCE in Phase 1 clinical study including participants with metastatic castration-resistant prostate cancer. Increasing the TI through this proprietary dual masking may allow for both monotherapy and combinations.
•SAR446368 is a dual-masked EGFRxCD3 TCE with a cleared IND. Phase 1 clinical study, which is expected to begin enrollment in the first quarter of 2025 or sooner, will include participants with EGFR-expressing tumors of various types such as colorectal, squamous cell carcinoma of the head and neck, non-small cell lung cancer, and renal cell carcinoma.

As part of the strategic agreement with Sanofi, key employees with extensive scientific and development expertise in TCEs, and in-depth experience using the masking platform technology, will join Vir upon receipt of Hart-Scott-Rodino (HSR) Act clearance.

“A central focus of our discovery team has been conditionally activated biologics, so adding this platform and key talents is highly strategic for us,” said Jennifer Towne, Ph.D., Vir’s Executive Vice President and Chief Scientific Officer. “Our demonstrated deep understanding of T-cell immunology, robust infrastructure, and leading machine learning and antibody engineering capabilities will create opportunities for real synergies and patient-centric innovation.”

Pursuant to this agreement, Sanofi will receive an upfront payment and is eligible to receive future development, regulatory and commercial net sales-based milestone payments and tiered royalties on worldwide net sales. This agreement is subject to regulatory approval.

This strategic licensing transaction marks a significant milestone in Vir’s commitment to develop transformative therapeutics for some of the most severe diseases. Across its portfolio of clinical assets, below are anticipated upcoming catalysts:

•Tobevibart +/- Elebsiran: Phase 2 SOLSTICE 24-week treatment data for chronic hepatitis delta virus infection expected in the fourth quarter of 2024.
•Tobevibart + Elebsiran +/- PEG-IFN-⍺: Phase 2 MARCH Part B 48-week end of treatment data for hepatitis B virus infection expected in the fourth quarter of 2024.
•SAR446309: Phase 1 monotherapy and combination study data expected in the second half of 2025.
•SAR446329: Phase 1 monotherapy study data expected in the second half of 2025.
•SAR446368: Phase 1 study to begin enrollment in the first quarter of 2025 or sooner.
Evercore Group L.L.C. acted as Vir’s exclusive financial advisor and Ropes & Gray LLP acted as Vir’s legal advisor for this transaction.

About Vir Biotechnology, Inc.

Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Vir’s clinical-stage portfolio includes infectious disease programs for chronic hepatitis delta and chronic hepatitis B infections, in addition to multiple oncology programs. Vir also has a preclinical portfolio of programs across a range of other infectious diseases and oncologic malignancies. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s ability to obtain regulatory approval for the agreement with Sanofi; Vir’s ability to realize the anticipated benefits from the exclusive worldwide license agreement with Sanofi; difficulties or unanticipated expenses in connection with the agreement, and the potential effects on Vir’s earnings; the risk that Vir’s investment in connection with the agreement will lose value for any number of reasons; the ability of the parties to initiate, progress or complete clinical studies within currently anticipated timelines or at all, and the possibility of unfavorable results from studies, including those involving SAR446309, SAR446329 and SAR446368, and any additional programs that may become subject to the agreement; the potential clinical effects, potential benefits, safety and efficacy of the investigational products that are the subject of these programs; data from ongoing studies evaluating such investigational products and programs; Vir’s ability to file applications for regulatory approval or receive regulatory approvals in a timely manner or at all for such investigational products and programs, and the risk that any such approvals may be subject to significant limitations on use; the possibility that closing of the transaction might not occur, that the agreement may be terminated for any number of reasons, or that development of the investigational products and programs subject to the agreement may be discontinued, and therefore may never be successfully commercialized; Vir’s ability to successfully commercialize any approved drug products resulting from the agreement; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical studies or in data readouts; the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; difficulties in collaborating with other companies; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical studies due to geopolitical changes or other external factors; failure to achieve any necessary regulatory approvals; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Media
Arran Attridge
Senior Vice President, Corporate Communications
aattridge@vir.bio

Investors
Richard Lepke
Senior Director, Investor Relations
rlepke@vir.bio